Form U-13-60
                     Mutual and Subsidiary Service Companies
                            Revised February 7, 1980


                                  ANNUAL REPORT


                                 FOR THE PERIOD


             Beginning January 1, 2003 and Ending December 31, 2003
                       ---------------            -----------------


                                     TO THE


                     U.S. SECURITIES AND EXCHANGE COMMISSION


                                       OF


                           FIRSTENERGY SERVICE COMPANY
                           ---------------------------
                        (Exact Name of Reporting Company)


                          A Subsidiary Service Company
               --------------------------------------------------
                           ("Mutual" or "Subsidiary")


                     Date of Incorporation October 11, 2001
                                           ----------------
             If not Incorporated, Date of Organization _____________


      State or Sovereign Power under which Incorporated or Organized Ohio
                                                                     ----


         Location of Principal Executive Offices of Reporting Company:

                         76 S. Main St., Akron, OH 44308
                         -------------------------------


Name, title, and address of officer to whom correspondence concerning this report should be addressed:

                                                            76 South Main Street
H. L. Wagner             Vice President & Controller        Akron, OH 44308
--------------------------------------------------------------------------------
   (Name)                         (Title)                        (Address)


Name of Principal Holding Company Whose Subsidiaries are served by Reporting
Company:

                        FIRSTENERGY CORP.  (File No. 070-09793)
                        ---------------------------------------

--------------------------------------------------------------------------------

                                                                            1
                      INSTRUCTIONS FOR USE OF FORM U-13-60

          1. Time of Filing. - Rule 94 provides that on or before the first day
             --------------
of May in each calendar year, each mutual service company and each subsidiary service company as to which the Commission shall have made a favorable finding pursuant to Rule 88, and every service company whose application for approval or declaration pursuant to Rule 88 is pending shall file with the Commission an annual report on Form U-13-60 and in accordance with the Instructions for that form.

          2. Number of Copies. - Each annual report shall be filed in duplicate.
             ----------------
The company should prepare and retain at least one extra copy for itself in case correspondence with reference to the report become necessary.

          3. Period Covered by Report. - The first report filed by any company
             ------------------------
shall cover the period from the date the Uniform System of Accounts was required to be made effective as to that company under Rules 82 and 93 to the end of that calendar year. Subsequent reports should cover a calendar year.

          4. Report Format. - Reports shall be submitted on the forms prepared
             -------------
by the Commission. If the space provided on any sheet of such form is inadequate, additional sheets may be inserted of the same size as a sheet of the form or folded to such size.

          5. Money Amounts Displayed. - All money amounts required to be shown
             -----------------------
in financial statements may be expressed in whole dollars, in thousands of dollars or in hundred thousands of dollars, as appropriate and subject to provisions of Regulation S-X (S210.3-01(b)).

          6. Deficits Displayed. - Deficits and other like entries shall be
             ------------------
indicated by the use of either brackets or a parenthesis with corresponding reference in footnotes. (Regulation S-X, S210.3-01(c))

          7. Major Amendments or Corrections. - Any company desiring to amend or
             -------------------------------
correct a major omission or error in a report after it has been filed with the Commission shall submit an amended report including only those pages, schedules, and entries that are to be amended or corrected. A cover letter shall be submitted requesting the Commission to incorporate the amended report changes and shall be signed by a duly authorized officer of the company.

          8. Definitions. - Definitions contained in Instruction 01-8 to the
             -----------
Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies, Public Utility Holding Company Act of 1935, as amended February 2, 1979 shall be applicable to words or terms used specifically within this Form U-13-60.

          9. Organization Chart. - The service company shall submit with each
             ------------------
annual report a copy of its current organization chart.

         10. Methods of Allocation. - The service company shall submit with each
             ---------------------
annual report a listing of the currently effective methods of allocation being used by the service company and on file with the Securities and Exchange Commission pursuant to the Public Utility Holding Company Act of 1935.

         11. Annual Statement of Compensation for Use of Capital Billed. - The
             ----------------------------------------------------------
service company shall submit with each annual report a copy of the annual statement supplied to each associate company in support of the amount of compensation for use of capital billed during the calendar year.
--------------------------------------------------------------------------------

                                                                             2
--------------------------------------------------------------------------------
   LISTING OF SCHEDULES AND ANALYSIS OF ACCOUNTS
   ---------------------------------------------                        Page
                                                                       Number
--------------------------------------------------------------------------------

   Description of Schedules and Accounts        Schedule or Account
                                                       Number
--------------------------------------------------------------------------------
   COMPARATIVE BALANCE SHEET                         Schedule I          4-5
   -------------------------
     SERVICE COMPANY PROPERTY                        Schedule II         6-7
     ACCUMULATED PROVISION FOR DEPRECIATION AND
     AMORTIZATION OF SERVICE COMPANY PROPERTY        Schedule III         8
     INVESTMENTS                                     Schedule IV          9
     ACCOUNTS RECEIVABLE FROM ASSOCIATE
     COMPANIES                                       Schedule V         10-10M
     FUEL STOCK EXPENSES UNDISTRIBUTED               Schedule VI         11
     STORES EXPENSE UNDISTRIBUTED                    Schedule VII        12
     MISCELLANEOUS CURRENT AND ACCRUED ASSETS        Schedule VIII       13
     MISCELLANEOUS DEFERRED DEBITS                   Schedule IX         14
     RESEARCH, DEVELOPMENT, OR DEMONSTRATION
     EXPENDITURES                                    Schedule X          15
     PROPRIETARY CAPITAL                             Schedule XI         16
     LONG-TERM DEBT                                  Schedule XII        17
     CURRENT AND ACCRUED LIABILITIES                 Schedule XIII      18-18A
     NOTES TO FINANCIAL STATEMENTS                   Schedule XIV       19-19C

   COMPARATIVE INCOME STATEMENT                      Schedule XV         20
   ----------------------------
     ANALYSIS OF BILLING - ASSOCIATE COMPANIES       Account 457         21
     ANALYSIS OF BILLING - NONASSOCIATE COMPANIES    Account 458         22
     ANALYSIS OF CHARGES FOR SERVICE - ASSOCIATE
     AND NONASSOCIATE COMPANIES                      Schedule XVI        23
     SCHEDULE OF EXPENSE BY DEPARTMENT OR
     SERVICE FUNCTION                                Schedule XVII      24-25D
     DEPARTMENTAL ANALYSIS OF SALARIES               Account 920         26
     OUTSIDE SERVICES EMPLOYED                       Account 923        27-27J
     EMPLOYEE PENSIONS AND BENEFITS                  Account 926         28
     GENERAL ADVERTISING EXPENSES                    Account 930.1      29-29G
     MISCELLANEOUS GENERAL EXPENSES                  Account 930.2       30
     RENTS                                           Account 931         31
     TAXES OTHER THAN INCOME TAXES                   Account 408         32
     DONATIONS                                       Account 426.1      33-33A
     OTHER DEDUCTIONS                                Account 426.5       34
     NOTES TO STATEMENT OF INCOME                    Schedule XVIII      35

--------------------------------------------------------------------------------

                                                                             3
--------------------------------------------------------------------------------

   LISTING OF INSTRUCTIONAL FILING REQUIREMENTS                         Page
   --------------------------------------------                        Number
--------------------------------------------------------------------------------

Description of Reports or Statements

   ORGANIZATION CHART                                                    36
   ------------------


   METHODS OF ALLOCATION                                                37-37B
   ---------------------


   ANNUAL STATEMENT OF COMPENSATION FOR USE                              38
   ----------------------------------------
   OF CAPITAL BILLED
   -----------------


   NOTE: Dollar figures in this report are shown in thousands unless otherwise noted.



-------------------------------------------------------------------------------

                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------

--------------------------------------------------------------------------------
                     SCHEDULE I - COMPARATIVE BALANCE SHEET
                     --------------------------------------

Give balance sheet of the Company as of December 31 of the current and prior year.
--------------------------------------------------------------------------------

ACCOUNT            ASSETS AND OTHER DEBITS                  As of December 31
-------           ------------------------                ---------------------
                                                           CURRENT      PRIOR
                                                          ---------  ---------
   SERVICE COMPANY PROPERTY
   ------------------------
101      Service company property (Schedule II)           $ 421,403  $  207,739
107      Construction work in progress (Schedule II)         34,730     115,050
                                                           --------   ---------
                  Total Property                            456,133     322,789

108      Less accumulated provision for depreciation
         and amortization of service company
         property (Schedule III)                            173,297      92,077
                                                          ---------   ---------

                  Net Service Company Property              282,836     230,712
                                                           --------   ---------

   INVESTMENTS
   -----------
123      Investments in associate companies (Schedule IV)         -           -
124      Other investments (Schedule IV)                    152,659     275,093
                                                           --------   ---------
                  Total Investments                         152,659     275,093
                                                           --------   ---------

   CURRENT AND ACCRUED ASSETS
   --------------------------
131      Cash                                                     -           -
134      Special deposits                                       416           -
135      Working funds                                          949         203
136      Temporary cash investments (Schedule IV)             2,564       5,790
141      Notes receivable from associate companies                -           -
143      Accounts receivable                                 31,535      14,193
144      Accumulated provision for uncollectible               (533)       (797)
         Accounts receivable
145      Notes receivable from associate companies        2,802,133         204
146      Accounts receivable from associate
         companies (Schedule V)                             244,049     552,400
152      Fuel stock expenses undistributed (Schedule VI)          -           -
154      Materials and supplies                              69,305           -
163      Stores expenses undistributed (Schedule VII)             -           -
165      Prepayments                                        114,572      10,588
174      Miscellaneous current and accrued assets
         (Schedule VIII)                                          -           -
                                                          ---------   ---------
                  Total Current and Accrued Assets        3,264,990     582,581
                                                          ---------   ---------

   DEFERRED DEBITS
   ---------------

181      Umamortized debt expense                                 -           -
184      Clearing accounts                                      599         224
186      Miscellaneous deferred debits (Schedule IX)         42,527      43,244
188      Research, development, or demonstration
         expenditures (Schedule X)                                -           -
190      Accumulated deferred income taxes                   94,821           -
                                                          ---------   ---------
                  Total Deferred Debits                     137,947      43,468
                                                          ---------   ---------

                  TOTAL ASSETS AND OTHER DEBITS          $3,838,432  $1,131,854
                                                          =========   =========

--------------------------------------------------------------------------------

                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------
--------------------------------------------------------------------------------

                     SCHEDULE I - COMPARATIVE BALANCE SHEET
                     --------------------------------------

--------------------------------------------------------------------------------

ACCOUNT         LIABILITIES AND PROPRIETARY CAPITAL         As of December 31
-------         -----------------------------------      ----------------------
                                                           CURRENT      PRIOR
                                                         -----------  ---------
  PROPRIETARY CAPITAL
  -------------------

201  Common stock issued (Schedule XI)                   $        1   $       1
211  Miscellaneous paid-in-capital (Schedule XI)            (78,720)     10,515
215  Retained earnings / Accumulated other
       comprehensive income /(loss) (Schedule XI)                 -           -
216  Unappropriated retained earnings (Schedule XI)           2,595       2,595
                                                          ---------    --------
                  Total Proprietary Capital                 (76,124)     13,111
                                                          ---------    --------


  LONG-TERM DEBT
  --------------

223  Advances from associate companies (Schedule XII)        56,448           -
224  Other long-term debt  (Schedule XII)                         -      36,297
225  Unamortized premium on long-term debt                        -           -
226  Unamortized discount on long-term debt-debit                 -           -
                                                          ---------    --------
                  Total Long-term Debt                       56,448      36,297
                                                          ---------    --------

  CURRENT AND ACCRUED LIABILITIES
  -------------------------------

231  Notes payable                                                -           -
232  Accounts payable                                       166,272     366,359
233  Notes payable to associate
           companies (Schedule XIII)                      2,356,670      88,769
234  Accounts payable to associate
           companies (Schedule XIII)                        818,107     479,273
236  Taxes accrued-                                         (62,158)
237  Interest accrued                                           675         629
238  Dividends declared                                           -           -
241  Tax collections payable                                      -        (995)
242  Miscellaneous current and accrued
           liabilities (Schedule XIII)                       68,563      17,503
                                                          ---------   ---------
                  Total Current and Accrued Liabilities   3,410,287     889,380
                                                          ---------   ---------

  DEFERRED CREDITS
  ----------------

253  Other deferred credits                                 447,821     228,059
255  Accumulated deferred investment tax credit                   -           -
                                                          ---------   ---------
                  Total Deferred Credits                    447,821     228,059
                                                          ---------   ---------

282  Accumulated deferred income taxes                            -     (34,993)
                                                          ---------   ---------

                  TOTAL LIABILITIES AND PROPRIETARY      $3,838,432  $1,131,854
                                                          =========   =========
                  CAPITAL

--------------------------------------------------------------------------------

                                                                                      6

                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------

                      For the Year Ended December 31, 2003
                                         -----------------
-----------------------------------------------------------------------------------------

                     SCHEDULE II - SERVICE COMPANY PROPERTY
                     --------------------------------------

-----------------------------------------------------------------------------------------
                            BALANCE AT              RETIREMENTS   OTHER  1/    BALANCE AT
                            BEGINNING   ADDITIONS       OR       CHANGES -      CLOSE OF
        DESCRIPTION          OF YEAR                  SALES                       YEAR
----------------------------------------------------------------------------------------

SERVICE COMPANY PROPERTY

Account

301  ORGANIZATION            $      -    $      -   $      -     $     49       $     49

303  MISCELLANEOUS
     INTANGIBLE PLANT          74,134     112,966          -        2,343        189,443

304  LAND & LAND RIGHT            686           -          -          321          1,007

305  STRUCTURES AND
     IMPROVEMENTS              18,275       8,327          -       38,602         65,204

306  LEASEHOLD
     IMPROVEMENTS                   -           -          -            -              -

307  EQUIPMENT 2/              40,678           -    (21,442)      22,223         41,459
               -

308  OFFICE FURNITURE
     AND EQUIPMENT             73,966      57,150     (8,220)       1,344        124,240

309  AUTOMOBILES, OTHER
     VEHICLES AND
     RELATED GARAGE
     EQUIPMENT                      -           -          -            -              -

310  AIRCRAFT AND
     AIRPORT EQUIPMENT              -           -          -            -              -

311  OTHER SERVICE
     COMPANY PROPERTY 3/            -           -          -            -              -
                      - -----------------------------------------------------------------
     SUB-TOTAL                207,739     178,443    (29,662)      64,882        421,402
                              -----------------------------------------------------------
107  CONSTRUCTION WORK
     IN PROGRESS 4/           115,050      74,305          -     (154,624)        34,731
                 -
                              -----------------------------------------------------------
     TOTAL                   $322,789    $252,748   $(29,662)   $ (89,742)      $456,133
                              ===========================================================



-----------------------------------------------------------------------------------------


                                                                              7
                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY

                      For the Year Ended December 31, 2003

--------------------------------------------------------------------------------

               SCHEDULE II - SERVICE COMPANY PROPERTY (CONTINUED)
               --------------------------------------------------

--------------------------------------------------------------------------------

1/   PROVIDE AN EXPLANATION OF THOSE CHANGES CONSIDERED MATERIAL:
-

          GPU Service, Inc. merged into FirstEnergy Service Company on June 1, 2003. Other changes represented Properties transferred from GPU Service, Inc. to FirstEnergy Service Company.

--------------------------------------------------------------------------------

2/ SUBACCOUNTS ARE REQUIRED FOR EACH CLASS OF EQUIPMENT OWNED. THE SERVICE COMPANY SHALL PROVIDE A LISTING BY SUBACCOUNT OF EQUIPMENT ADDITIONS DURING THE YEAR AND THE BALANCE AT THE CLOSE OF THE YEAR:

                                                                      BALANCE AT
                 SUBACCOUNT DESCRIPTION                  ADDITIONS      CLOSE OF
                                                                          YEAR

     COMMUNICATIONS EQUIPMENT (MICROWAVE & TELEPHONE)    $     -        $41,319
     LABORATORY EQUIPMENT                                      -            134
     TOOL SHOP, GARAGE EQUIPMENT                               -              6
                                                          ------         -------
                                            TOTAL        $     -        $41,459
                                                          ======         ======



--------------------------------------------------------------------------------

3/   DESCRIBE OTHER SERVICE COMPANY PROPERTY:
-

     N/A

--------------------------------------------------------------------------------

4/   DESCRIBE CONSTRUCTION WORK IN PROGRESS:
-


     SAP SYSTEM

--------------------------------------------------------------------------------

                                                                                                        8
                                ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                                 ---------------------------

                                   For the Year Ended December 31, 2003
                                                      -----------------

----------------------------------------------------------------------------------------------------------

                                                SCHEDULE III
                                 ACCUMULATED PROVISION FOR DEPRECIATION AND
                                  AMORTIZATION OF SERVICE COMPANY PROPERTY
                                  ----------------------------------------

----------------------------------------------------------------------------------------------------------
                                BALANCE AT       ADDITIONS                                      BALANCE AT
                                BEGINNING         CHARGED                      OTHER CHANGES     CLOSE OF
DESCRIPTION                     OF YEAR             TO        RETIREMENTS      ADD (DEDUCT)1/     YEAR
                                              ACCOUNT 403                                 -
----------------------------------------------------------------------------------------------------------

Account

301    ORGANIZATION                $     -        $     -      $      -         $      -       $      -

303    MISCELLANEOUS
       INTANGIBLE PLANT             50,339         23,121             -             1,735        75,195

304    LAND& LAND RIGHTS                 -              -             -                 -             -


305    STRUCTURES AND
       IMPROVEMENTS                  5,380            983             -            35,122        41,485

306    LEASEHOLD
       IMPROVEMENTS                      -              -             -                 -             -

307    EQUIPMENT                    22,608          8,973          (533)         (16,686)        14,362

308    OFFICE FURNITURE
       AND FIXTURES                 13,750         10,516        (8,220)          26,209         42,255

309    AUTOMOBILES, OTHER                -              -             -                -              -
       VEHICLE AND RELATED
       GARAGE EQUIPMENT

310    AIRCRAFT AND
       AIRPORT EQUIPMENT                 -              -            -                 -              -


311    OTHER SERVICE
       COMPANY PROPERTY                  -              -            -                 -              -
                                 -------------------------------------------------------------------------
                                 $ 92,077         $43,593       $(8,753)         $46,380       $173,297
                                 =========================================================================

---------------------------------------------------------------------------------------------------------
1/       PROVIDE AN EXPLANATION OF THOSE CHANGES CONSIDERED MATERIAL:
-

               N/A

----------------------------------------------------------------------------------------------------------


                                                                              9
                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------

                      For the Year Ended December 31, 2003
                                         -----------------

--------------------------------------------------------------------------------

                            SCHEDULE IV - INVESTMENTS
                            -------------------------

--------------------------------------------------------------------------------

INSTRUCTIONS: Complete the following schedule concerning investments.

              Under Account 124, "Other Investments", state each investment separately, with description, including, the name of issuing company, number of shares or principal amount, etc.

              Under Account 136, "Temporary Cash Investments", list each investment separately.

--------------------------------------------------------------------------------
                                                       BALANCE AT     BALANCE AT
              DESCRIPTION                               BEGINNING      CLOSE OF
                                                        OF YEAR        YEAR
--------------------------------------------------------------------------------

ACCOUNT 123 - INVESTMENT IN ASSOCIATE COMPANIES

                    NONE

ACCOUNT 124 - OTHER INVESTMENTS

              DEFERRED COMPENSATION PLAN                $196,816      $108,597
              EMPLOYEE STOCK OPTION PLAN                  78,277             -
              SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN           -        23,758
              RABBI TRUST                                      -        17,201
              HEALTH CARE RESERVE                              -         2,472
              VOLUNTRY EMPLOYEE BENEFIT TRUST                  -           500
              EXECUTIVE LIFE INSURANCE PLAN                    -           131
                                                        --------      ---------
              TOTAL                                     $275,093      $152,659
                                                         =======       =======

ACCOUNT 136 - TEMPORARY CASH INVESTMENTS

              BANK CERTIFICATE OF DEPOSIT               $  5,690      $  2,464
              SHORE BANK CD                                  100           100
                                                         -------       -------
              TOTAL                                     $  5,790      $  2,564
                                                         =======       =======

--------------------------------------------------------------------------------

                                                                             10
                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------

                      For the Year Ended December 31, 2003
                                         -----------------

--------------------------------------------------------------------------------

            SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
            ---------------------------------------------------------

--------------------------------------------------------------------------------

INSTRUCTIONS:   Complete the following schedule listing accounts
                receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.

--------------------------------------------------------------------------------
                                                       BALANCE AT   BALANCE AT
              DESCRIPTION                              BEGINNING     CLOSE OF
                                                        OF YEAR          YEAR
--------------------------------------------------------------------------------

ACCOUNT 146 - ACCOUNTS RECEIVABLE FROM ASSOCIATE
        COMPANIES

        ADVANCED TECHNOLOGIES DEVELOPMENT CORP.        $     187     $      -
        AMERICAN TRANSMISSION SYSTEMS, INC.               7,0101        6,210
        CENTERIOR ENERGY SERVICES, INC.                      148            -
        FIBER VENTURE EQUITY, INC.                             2            1
        FIRST COMMUNICATIONS, LLC                              -           41
        FIRSTENERGY CORP.                                439,651            -
        FIRSTENERGY GENERATION CORP.                      11,764       15,512
        FIRSTENERGY NUCLEAR OPERATING COMPANY             23,460        4,783
        FIRSTENERGY PROPERTIES, INC.                          68            -
        FIRSTENERGY SOLUTIONS CORP.                        8,501       25,181
        FIRSTENERGY TELECOMMUNICATIONS CORP.                 715            -
        FIRSTENERGY VENTURES CORP.                           373        5,482
        GPU CAPITAL, INC.                                      -      106,608
        GPU POWER, INC.                                        -          303
        GPU SERVICE, INC.                                 10,706            -
        GPU TELCOM SERVICES, INC.                          5,910            -
        MARBEL ENERGY CORP.                                  105          212
        MYR GROUP, INC.                                        -        4,575
        PENNSYLVANIA POWER COMPANY                         1,591            -
        THE CLEVELAND ELECTRIC ILLIUMINATING COMPANY      18,230        3,815
        THE TOLEDO EDISON COMPANY                         23,920       61,326
        WARRENTON RIVER TERMINAL, LTD.                        59            -

                                                         -------      -------
                                      TOTAL             $552,400     $244,049
                                                         =======      =======


--------------------------------------------------------------------------------

                                                                            10A

                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------

                      For the Year Ended December 31, 2003
                                         -----------------

--------------------------------------------------------------------------------

            SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
            ---------------------------------------------------------

--------------------------------------------------------------------------------

INSTRUCTIONS:    Complete the following schedule listing accounts
                 receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.

--------------------------------------------------------------------------------

ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS:              TOTAL
                                                              PAYMENTS
                                                              --------
ADVERTISING
-----------
CENTERIOR ENERGY SERVICES, INC.                               $      -
FIRSTENERGY CORP.                                                    -
FE FACILITIES SERVICES GROUP, LLC                                    -
FIRSTENERGY SOLUTIONS CORP.                                        335
FIRSTENERGY TELECOMMUNICATIONS CORP.                                 -
GPU TELCOM SERVICES, INC.                                            -
JERSEY CENTRAL POWER & LIGHT COMPANY                               131
METROPOLITAN EDISON COMPANY                                         15
OHIO EDISON COMPANY                                                  8
PENNSYLVANIA ELECTRIC COMPANY                                       23
PENNSYLVANIA POWER COMPANY                                           -
THE CLEVELAND ELECTRIC ILLUMINATING COMPANY                          2
THE TOLEDO EDISON COMPANY                                            2
WARRENTON RIVER TERMINAL, LTD.                                       1

BANK FEES
---------
CENTERIOR ENERGY SERVICES, INC.                               $      -
FIRSTENERGY CORP.                                                2,265
FE FACILITIES SERVICES GROUP, LLC                                    4
FIRSTENERGY SOLUTIONS CORP.                                          5
FIRSTENERGY TELECOMMUNICATIONS CORP.                                 -
GPU TELCOM SERVICES, INC.                                            -
JERSEY CENTRAL POWER & LIGHT COMPANY                               278
METROPOLITAN EDISON COMPANY                                        204
OHIO EDISON COMPANY                                              1,045
PENNSYLVANIA ELECTRIC COMPANY                                      170
PENNSYLVANIA POWER COMPANY                                         115
THE CLEVELAND ELECTRIC ILLUMINATING COMPANY                        148
THE TOLEDO EDISON COMPANY                                           77
WARRENTON RIVER TERMINAL, LTD.                                       -

                                                                            10B

                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------

                      For the Year Ended December 31, 2003
                                         -----------------

--------------------------------------------------------------------------------

            SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
            ---------------------------------------------------------

--------------------------------------------------------------------------------

INSTRUCTIONS:    Complete the following schedule listing accounts
                 receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.

--------------------------------------------------------------------------------

ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS:                   TOTAL
                                                                   PAYMENTS
                                                                   --------
CORPORATE DUES AND FEES
-----------------------
CENTERIOR ENERGY SERVICES, INC.                                    $      -
FIRSTENERGY CORP.                                                         -
FE FACILITIES SERVICES GROUP, LLC                                         -
FIRSTENERGY SOLUTIONS CORP.                                              63
FIRSTENERGY TELECOMMUNICATIONS CORP.                                      -
GPU TELCOM SERVICES, INC.                                                 -
JERSEY CENTRAL POWER & LIGHT COMPANY                                    193
METROPOLITAN EDISON COMPANY                                              10
OHIO EDISON COMPANY                                                      23
PENNSYLVANIA ELECTRIC COMPANY                                            28
PENNSYLVANIA POWER COMPANY                                                3
THE CLEVELAND ELECTRIC ILLUMINATING COMPANY                              22
THE TOLEDO EDISON COMPANY                                                82
WARRENTON RIVER TERMINAL, LTD.                                            -

DIVIDEND
--------
CENTERIOR ENERGY SERVICES, INC.                                    $      -
FIRSTENERGY CORP.                                                   238,588
FE FACILITIES SERVICES GROUP, LLC                                         -
FIRSTENERGY SOLUTIONS CORP.                                               -
FIRSTENERGY TELECOMMUNICATIONS CORP.                                      -
GPU TELCOM SERVICES, INC.                                                 -
JERSEY CENTRAL POWER & LIGHT COMPANY                                    333
METROPOLITAN EDISON COMPANY                                               -
OHIO EDISON COMPANY                                                   2,074
PENNSYLVANIA ELECTRIC COMPANY                                             -
PENNSYLVANIA POWER COMPANY                                            2,794
THE CLEVELAND ELECTRIC ILLUMINATING COMPANY                          12,314
THE TOLEDO EDISON COMPANY                                             4,660
WARRENTON RIVER TERMINAL, LTD.                                            -

                                                                             10C

                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------
                      For the Year Ended December 31, 2003
                                         -----------------

--------------------------------------------------------------------------------

            SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
            ---------------------------------------------------------

--------------------------------------------------------------------------------

INSTRUCTIONS:   Complete the following schedule listing accounts
                receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.

--------------------------------------------------------------------------------

ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS:                 TOTAL
                                                                 PAYMENTS
                                                                 --------
DONATIONS
---------
CENTERIOR ENERGY SERVICES, INC.                                   $      -
FIRSTENERGY CORP.                                                        -
FE FACILITIES SERVICES GROUP, LLC                                        -
FIRSTENERGY SOLUTIONS CORP.                                              -
FIRSTENERGY TELECOMMUNICATIONS CORP.                                     -
GPU TELCOM SERVICES, INC.                                                -
JERSEY CENTRAL POWER & LIGHT COMPANY                                   219
METROPOLITAN EDISON COMPANY                                             69
OHIO EDISON COMPANY                                                     26
PENNSYLVANIA ELECTRIC COMPANY                                           79
PENNSYLVANIA POWER COMPANY                                               2
THE CLEVELAND ELECTRIC ILLUMINATING COMPANY                            113
THE TOLEDO EDISON COMPANY                                               44
WARRENTON RIVER TERMINAL, LTD.                                           -

EMPLOYEES PAYROLL WITHHOLDING PAYMENTS
--------------------------------------
CENTERIOR ENERGY SERVICES, INC.                                   $      -
FIRSTENERGY CORP.                                                        -
FE FACILITIES SERVICES GROUP, LLC                                        -
FIRSTENERGY SOLUTIONS CORP.                                          4,002
FIRSTENERGY TELECOMMUNICATIONS CORP.                                     -
GPU TELCOM SERVICES, INC.                                                -
JERSEY CENTRAL POWER & LIGHT COMPANY                                39,166
METROPOLITAN EDISON COMPANY                                         11,565
OHIO EDISON COMPANY                                                 18,914
PENNSYLVANIA ELECTRIC COMPANY                                       13,568
PENNSYLVANIA POWER COMPANY                                           2,774
THE CLEVELAND ELECTRIC ILLUMINATING COMPANY                         11,592
THE TOLEDO EDISON COMPANY                                            6,292
WARRENTON RIVER TERMINAL, LTD.                                           -

                                                                             10D

                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------

                      For the Year Ended December 31, 2003
                                         -----------------

--------------------------------------------------------------------------------

            SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
            ---------------------------------------------------------

--------------------------------------------------------------------------------

INSTRUCTIONS:    Complete the following schedule listing accounts
                 receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.

--------------------------------------------------------------------------------

ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS:                 TOTAL
                                                                  PAYMENTS
                                                                  -------

EMPLOYEE RELATED EXPENSES
-------------------------
CENTERIOR ENERGY SERVICES, INC.                                    $      -
FIRSTENERGY CORP.                                                         -
FE FACILITIES SERVICES GROUP, LLC                                        10
FIRSTENERGY SOLUTIONS CORP.                                             881
FIRSTENERGY TELECOMMUNICATIONS CORP.                                      -
GPU TELCOM SERVICES, INC.                                                 2
JERSEY CENTRAL POWER & LIGHT COMPANY                                  1,475
METROPOLITAN EDISON COMPANY                                             556
OHIO EDISON COMPANY                                                   1,576
PENNSYLVANIA ELECTRIC COMPANY                                         1,419
PENNSYLVANIA POWER COMPANY                                              415
THE CLEVELAND ELECTRIC ILLUMINATING COMPANY                             844
THE TOLEDO EDISON COMPANY                                               810
WARRENTON RIVER TERMINAL, LTD.                                           46

HEALTHCARE AND OTHER BENEFITS PAYMENTS
--------------------------------------
CENTERIOR ENERGY SERVICES, INC.                                    $      -
FIRSTENERGY CORP.                                                         -
FE FACILITIES SERVICES GROUP, LLC                                         -
FIRSTENERGY SOLUTIONS CORP.                                           2,550
FIRSTENERGY TELECOMMUNICATIONS CORP.                                      -
GPU TELCOM SERVICES, INC.                                                 -
JERSEY CENTRAL POWER & LIGHT COMPANY                                 15,209
METROPOLITAN EDISON COMPANY                                           5,717
OHIO EDISON COMPANY                                                   9,983
PENNSYLVANIA ELECTRIC COMPANY                                         7,893
PENNSYLVANIA POWER COMPANY                                            1,620
THE CLEVELAND ELECTRIC ILLUMINATING COMPANY                           7,283
THE TOLEDO EDISON COMPANY                                             3,349
WARRENTON RIVER TERMINAL, LTD.                                           83

                                                                             10E

                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------

                      For the Year Ended December 31, 2003
                                         -----------------

-------------------------------------------------------------------------------

            SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
            ---------------------------------------------------------

--------------------------------------------------------------------------------

INSTRUCTIONS:   Complete the following schedule listing accounts
                receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.

--------------------------------------------------------------------------------

ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS:                   TOTAL
                                                                    PAYMENTS
                                                                    --------
INTEREST EXPENSES
-----------------
CENTERIOR ENERGY SERVICES, INC.                                      $      -
FIRSTENERGY CORP.                                                     151,258
FE FACILITIES SERVICES GROUP, LLC                                           -
FIRSTENERGY SOLUTIONS CORP.                                                24
FIRSTENERGY TELECOMMUNICATIONS CORP.                                        -
GPU TELCOM SERVICES, INC.                                                   -
JERSEY CENTRAL POWER & LIGHT COMPANY                                   37,897
METROPOLITAN EDISON COMPANY                                            22,718
OHIO EDISON COMPANY                                                    36,185
PENNSYLVANIA ELECTRIC COMPANY                                          14,792
PENNSYLVANIA POWER COMPANY                                              7,686
THE CLEVELAND ELECTRIC ILLUMINATING COMPANY                            89,058
THE TOLEDO EDISON COMPANY                                              21,548
WARRENTON RIVER TERMINAL, LTD.                                             20

LEASE/RENTAL PAYMENTS
---------------------
CENTERIOR ENERGY SERVICES, INC.                                      $      -
FIRSTENERGY CORP.                                                           -
FE FACILITIES SERVICES GROUP, LLC                                           -
FIRSTENERGY SOLUTIONS CORP.                                                27
FIRSTENERGY TELECOMMUNICATIONS CORP.                                        -
GPU TELCOM SERVICES, INC.                                                   1
JERSEY CENTRAL POWER & LIGHT COMPANY                                    9,042
METROPOLITAN EDISON COMPANY                                             2,322
OHIO EDISON COMPANY                                                     2,278
PENNSYLVANIA ELECTRIC COMPANY                                           3,073
PENNSYLVANIA POWER COMPANY                                                511
THE CLEVELAND ELECTRIC ILLUMINATING COMPANY                             1,985
THE TOLEDO EDISON COMPANY                                                 794
WARRENTON RIVER TERMINAL, LTD.                                            192

                                                                             10F

                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------

                      For the Year Ended December 31, 2003
                                         -----------------

--------------------------------------------------------------------------------

            SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
            ---------------------------------------------------------

--------------------------------------------------------------------------------

INSTRUCTIONS:     Complete the following schedule listing accounts
                  receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.

--------------------------------------------------------------------------------

ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS:                    TOTAL
                                                                    PAYMENTS
                                                                    --------
LEGAL SETTLEMENTS
-----------------
CENTERIOR ENERGY SERVICES, INC.                                      $      9
FIRSTENERGY CORP.                                                         130
FE FACILITIES SERVICES GROUP, LLC                                           -
FIRSTENERGY SOLUTIONS CORP.                                               361
FIRSTENERGY TELECOMMUNICATIONS CORP.                                        -
GPU TELCOM SERVICES, INC.                                                   -
JERSEY CENTRAL POWER & LIGHT COMPANY                                      754
METROPOLITAN EDISON COMPANY                                               104
OHIO EDISON COMPANY                                                         -
PENNSYLVANIA ELECTRIC COMPANY                                             187
PENNSYLVANIA POWER COMPANY                                                  -
THE CLEVELAND ELECTRIC ILLUMINATING COMPANY                                 -
THE TOLEDO EDISON COMPANY                                                   -
WARRENTON RIVER TERMINAL, LTD.                                              -

LICENSES, PERMITS AND REGULATIONS
---------------------------------
CENTERIOR ENERGY SERVICES, INC.                                      $      2
FIRSTENERGY CORP.                                                           -
FE FACILITIES SERVICES GROUP, LLC                                           -
FIRSTENERGY SOLUTIONS CORP.                                               662
FIRSTENERGY TELECOMMUNICATIONS CORP.                                        -
GPU TELCOM SERVICES, INC.                                                   5
JERSEY CENTRAL POWER & LIGHT COMPANY                                      541
METROPOLITAN EDISON COMPANY                                               123
OHIO EDISON COMPANY                                                        12
PENNSYLVANIA ELECTRIC COMPANY                                             261
PENNSYLVANIA POWER COMPANY                                                 64
THE CLEVELAND ELECTRIC ILLUMINATING COMPANY                                13
THE TOLEDO EDISON COMPANY                                                   1
WARRENTON RIVER TERMINAL, LTD.                                              -

                                                                            10G

                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------
                      For the Year Ended December 31, 2003
                                         -----------------

--------------------------------------------------------------------------------

            SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
            ---------------------------------------------------------

--------------------------------------------------------------------------------

INSTRUCTIONS:   Complete the following schedule listing accounts
                receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.

--------------------------------------------------------------------------------

ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS:                     TOTAL
                                                                     PAYMENTS
                                                                     --------
MATERIALS AND SUPPLIES
----------------------
CENTERIOR ENERGY SERVICES, INC.                                       $      -
FIRSTENERGY CORP.                                                            -
FE FACILITIES SERVICES GROUP, LLC                                            -
FIRSTENERGY SOLUTIONS CORP.                                                 93
FIRSTENERGY TELECOMMUNICATIONS CORP.                                         -
GPU TELCOM SERVICES, INC.                                                   12
JERSEY CENTRAL POWER & LIGHT COMPANY                                    16,835
METROPOLITAN EDISON COMPANY                                              8,145
OHIO EDISON COMPANY                                                      9,035
PENNSYLVANIA ELECTRIC COMPANY                                            8,491
PENNSYLVANIA POWER COMPANY                                               2,020
THE CLEVELAND ELECTRIC ILLUMINATING COMPANY                             11,266
THE TOLEDO EDISON COMPANY                                                4,434
WARRENTON RIVER TERMINAL, LTD.                                               -

MISCELLANEOUS CUSTOMER RELATED EXPENSES
---------------------------------------
CENTERIOR ENERGY SERVICES, INC.                                       $      -
FIRSTENERGY CORP.                                                          354
FE FACILITIES SERVICES GROUP, LLC                                            -
FIRSTENERGY SOLUTIONS CORP.                                                  -
FIRSTENERGY TELECOMMUNICATIONS CORP.                                         -
GPU TELCOM SERVICES, INC.                                                   40
JERSEY CENTRAL POWER & LIGHT COMPANY                                    13,712
METROPOLITAN EDISON COMPANY                                                  -
OHIO EDISON COMPANY                                                      1,470
PENNSYLVANIA ELECTRIC COMPANY                                                -
PENNSYLVANIA POWER COMPANY                                                 114
THE CLEVELAND ELECTRIC ILLUMINATING COMPANY                              1,892
THE TOLEDO EDISON COMPANY                                                  334
WARRENTON RIVER TERMINAL, LTD.                                              42

                                                                            10H

                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------
                      For the Year Ended December 31, 2003
                                         -----------------


--------------------------------------------------------------------------------

            SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
            ---------------------------------------------------------

--------------------------------------------------------------------------------

INSTRUCTIONS:   Complete the following schedule listing accounts
                receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.

--------------------------------------------------------------------------------

ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS:                       TOTAL
                                                                        PAYMENTS
                                                                        --------
OFFICE SUPPLIES AND EXPENSES
----------------------------
CENTERIOR ENERGY SERVICES, INC.                                       $      -
FIRSTENERGY CORP.                                                            -
FE FACILITIES SERVICES GROUP, LLC                                            -
FIRSTENERGY SOLUTIONS CORP.                                                138
FIRSTENERGY TELECOMMUNICATIONS CORP.                                         -
GPU TELCOM SERVICES, INC.                                                    6
JERSEY CENTRAL POWER & LIGHT COMPANY                                       572
METROPOLITAN EDISON COMPANY                                                264
OHIO EDISON COMPANY                                                        266
PENNSYLVANIA ELECTRIC COMPANY                                              367
PENNSYLVANIA POWER COMPANY                                                  34
THE CLEVELAND ELECTRIC ILLUMINATING COMPANY                                181
THE TOLEDO EDISON COMPANY                                                  140
WARRENTON RIVER TERMINAL, LTD.                                               -

OTHER OPERATING EXPENSES
------------------------
CENTERIOR ENERGY SERVICES, INC.                                       $      -
FIRSTENERGY CORP.                                                            -
FE FACILITIES SERVICES GROUP, LLC                                            -
FIRSTENERGY SOLUTIONS CORP.                                             12,854
FIRSTENERGY TELECOMMUNICATIONS CORP.                                         -
GPU TELCOM SERVICES, INC.                                                  227
JERSEY CENTRAL POWER & LIGHT COMPANY                                         -
METROPOLITAN EDISON COMPANY                                                  -
OHIO EDISON COMPANY                                                      9,643
PENNSYLVANIA ELECTRIC COMPANY                                                -
PENNSYLVANIA POWER COMPANY                                               2,538
THE CLEVELAND ELECTRIC ILLUMINATING COMPANY                              6,155
THE TOLEDO EDISON COMPANY                                                4,314
WARRENTON RIVER TERMINAL, LTD.                                             452

                                                                           10I

                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------
                      For the Year Ended December 31, 2003
                                         -----------------


--------------------------------------------------------------------------------

            SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
            ---------------------------------------------------------

--------------------------------------------------------------------------------

INSTRUCTIONS:    Complete the following schedule listing accounts
                 receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.

--------------------------------------------------------------------------------

ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS:                    TOTAL
                                                                     PAYMENTS
                                                                     --------
OUTSIDE SERVICES EMPLOYED - TREE TRIMMING
-----------------------------------------
CENTERIOR ENERGY SERVICES, INC.                                      $      -
FIRSTENERGY CORP.                                                           -
FE FACILITIES SERVICES GROUP, LLC                                           -
FIRSTENERGY SOLUTIONS CORP.                                                 -
FIRSTENERGY TELECOMMUNICATIONS CORP.                                        -
GPU TELCOM SERVICES, INC.                                                   2
JERSEY CENTRAL POWER & LIGHT COMPANY                                   30,898
METROPOLITAN EDISON COMPANY                                             8,224
OHIO EDISON COMPANY                                                     9,770
PENNSYLVANIA ELECTRIC COMPANY                                           8,394
PENNSYLVANIA POWER COMPANY                                              3,287
THE CLEVELAND ELECTRIC ILLUMINATING COMPANY                             7,574
THE TOLEDO EDISON COMPANY                                               3,206
WARRENTON RIVER TERMINAL, LTD.                                              -

OUTSIDE SERVICES EMPLOYED - OTHER
---------------------------------
CENTERIOR ENERGY SERVICES, INC.                                      $  1,207
FIRSTENERGY CORP.                                                         355
FE FACILITIES SERVICES GROUP, LLC                                         111
FIRSTENERGY SOLUTIONS CORP.                                             4,818
FIRSTENERGY TELECOMMUNICATIONS CORP.                                        -
GPU TELCOM SERVICES, INC.                                               1,484
JERSEY CENTRAL POWER & LIGHT COMPANY                                   24,708
METROPOLITAN EDISON COMPANY                                            12,837
OHIO EDISON COMPANY                                                     5,969
PENNSYLVANIA ELECTRIC COMPANY                                           9,623
PENNSYLVANIA POWER COMPANY                                              1,327
THE CLEVELAND ELECTRIC ILLUMINATING COMPANY                             3,460
THE TOLEDO EDISON COMPANY                                               3,210
WARRENTON RIVER TERMINAL, LTD.                                             27

                                                                           10J

                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------

                      For the Year Ended December 31, 2003
                                         -----------------


--------------------------------------------------------------------------------

            SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
            ---------------------------------------------------------
--------------------------------------------------------------------------------

INSTRUCTIONS:    Complete the following schedule listing accounts
                 receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.

--------------------------------------------------------------------------------

ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS:                     TOTAL
                                                                      PAYMENTS
                                                                      --------
OUTSIDE SERVICES EMPLOYED - PROFESSIONAL LEGAL
----------------------------------------------
CENTERIOR ENERGY SERVICES, INC.                                       $      -
FIRSTENERGY CORP.                                                        1,316
FE FACILITIES SERVICES GROUP, LLC                                            -
FIRSTENERGY SOLUTIONS CORP.                                                606
FIRSTENERGY TELECOMMUNICATIONS CORP.                                        15
GPU TELCOM SERVICES, INC.                                                    9
JERSEY CENTRAL POWER & LIGHT COMPANY                                     3,477
METROPOLITAN EDISON COMPANY                                                762
OHIO EDISON COMPANY                                                      1,031
PENNSYLVANIA ELECTRIC COMPANY                                              519
PENNSYLVANIA POWER COMPANY                                                 247
THE CLEVELAND ELECTRIC ILLUMINATING COMPANY                                894
THE TOLEDO EDISON COMPANY                                                  201
WARRENTON RIVER TERMINAL, LTD.                                               -

POSTAGE
-------
CENTERIOR ENERGY SERVICES, INC.                                       $      -
FIRSTENERGY CORP.                                                            -
FE FACILITIES SERVICES GROUP, LLC                                            -
FIRSTENERGY SOLUTIONS CORP.                                                  -
FIRSTENERGY TELECOMMUNICATIONS CORP.                                         -
GPU TELCOM SERVICES, INC.                                                    -
JERSEY CENTRAL POWER & LIGHT COMPANY                                     1,479
METROPOLITAN EDISON COMPANY                                                688
OHIO EDISON COMPANY                                                      1,341
PENNSYLVANIA ELECTRIC COMPANY                                              703
PENNSYLVANIA POWER COMPANY                                                 193
THE CLEVELAND ELECTRIC ILLUMINATING COMPANY                              1,035
THE TOLEDO EDISON COMPANY                                                  396
WARRENTON RIVER TERMINAL, LTD.                                               -

                                                                            10K

                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------

                      For the Year Ended December 31, 2003
                                         ------------------

--------------------------------------------------------------------------------

            SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
            ---------------------------------------------------------

--------------------------------------------------------------------------------

INSTRUCTIONS:    Complete the following schedule listing accounts
                 receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.

--------------------------------------------------------------------------------

ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS:                     TOTAL
                                                                      PAYMENTS
                                                                     -----------
PURCHASED POWER AND RELATED EXPENSES
------------------------------------
CENTERIOR ENERGY SERVICES, INC.                                      $        -
FIRSTENERGY CORP.                                                             -
FE FACILITIES SERVICES GROUP, LLC                                             -
FIRSTENERGY SOLUTIONS CORP.                                                   -
FIRSTENERGY TELECOMMUNICATIONS CORP.                                          -
GPU TELCOM SERVICES, INC.                                                     -
JERSEY CENTRAL POWER & LIGHT COMPANY                                    776,899
METROPOLITAN EDISON COMPANY                                             146,548
OHIO EDISON COMPANY                                                       1,431
PENNSYLVANIA ELECTRIC COMPANY                                           163,845
PENNSYLVANIA POWER COMPANY                                                   27
THE CLEVELAND ELECTRIC ILLUMINATING COMPANY                               2,655
THE TOLEDO EDISON COMPANY                                                   614
WARRENTON RIVER TERMINAL, LTD.                                                -

UTILITIES
---------
CENTERIOR ENERGY SERVICES, INC.                                      $        -
FIRSTENERGY CORP.                                                             -
FE FACILITIES SERVICES GROUP, LLC                                             -
FIRSTENERGY SOLUTIONS CORP.                                                 141
FIRSTENERGY TELECOMMUNICATIONS CORP.                                          -
GPU TELCOM SERVICES, INC.                                                     -
JERSEY CENTRAL POWER & LIGHT COMPANY                                        158
METROPOLITAN EDISON COMPANY                                                 494
OHIO EDISON COMPANY                                                         110
PENNSYLVANIA ELECTRIC COMPANY                                               106
PENNSYLVANIA POWER COMPANY                                                   10
THE CLEVELAND ELECTRIC ILLUMINATING COMPANY                                 163
THE TOLEDO EDISON COMPANY                                                    24
WARRENTON RIVER TERMINAL, LTD.                                               35

                                                                      ---------
                                                   SUB TOTAL         $2,205,904
                                                                      ---------


--------------------------------------------------------------------------------

                                                                             10L

                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------
                      For the Year Ended December 31, 2003
                                         -----------------

--------------------------------------------------------------------------------

            SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
            ---------------------------------------------------------

--------------------------------------------------------------------------------

INSTRUCTIONS:   Complete the following schedule listing accounts
                receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.

--------------------------------------------------------------------------------

ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS:                   TOTAL
                                                                    PAYMENTS
                                                                    --------
OTHER
-----
CONVENIENCE PAYMENTS PRIOR TO THE SAP IMPLEMENTATION ON
JUNE 1, 2003 NOT IDENTIFIABLE BY SUBACCOUNT

AMERICAN TRANSMISSION SERVICES, INC.                              $    60,896
BAY SHORE POWER COMPANY                                                    10
CLEVELAND ILLUMINATING COMPANY                                        750,535
CENTERIOR ENERGY SERVICES, INC.                                        21,925
CENTERIOR FUNDING, CORP.                                                  726
FIRSTENERGY PROPERIES                                                     774
FIBER VENTURES EQUITY                                                      94
FIRSTENERGY TELECOMMUNICATIONS CORPORATION                                179
FIRSTENERGY EASTROC LLC                                                     -
FIRSTENERGY FACILITIES SERVICE                                          3,712
FIRSTENERGY GENERATION CORPORATION                                    571,731
LICENSE HOLDING COMPANY                                                    23
FIRSTENERGY NUCLEAR OPERATING COMPANY                                 508,049
FIRSTENERGY SOLUTIONS CORPORATION                                   1,699,757
ADVANCED TECHNOLOGIES DEVELOPMENT CORPORATION                           1,153
FIRSTENERGY VENTURES CORP.                                                504
FIRSTENERGY CORPORATION                                               319,408
GPU SERVICE COMPANY                                                     1,775
GPU ADVANCED RESOURCES                                                     40
GPU TELECOM SERVICES                                                   11,438
MARBEL ENERGY                                                               -
OHIO EDISON COMPANY                                                 1,246,739
OES NUCLEAR                                                                31
PENN POWER COMPANY                                                    282,832
OES CAPITAL, INC.                                                       1,720

--------------------------------------------------------------------------------

                                                                             10M

                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------

                      For the Year Ended December 31, 2003
                                         -----------------

--------------------------------------------------------------------------------

            SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
            ---------------------------------------------------------

--------------------------------------------------------------------------------

INSTRUCTIONS:    Complete the following schedule listing accounts
                 receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.

--------------------------------------------------------------------------------

ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS:                  TOTAL
                                                                   PAYMENTS
                                                                   --------

OES FUEL, INC.                                                          312
OES FINANCE                                                             147
OES VENTURES                                                             44
TOLEDO EDISON COMPANY                                               473,645
WARRENTON RIVER TERMINAL                                                658
                                                                  ---------

                                                SUB TOTAL        $5,958,857
                                                                  ---------


                                                GRAND TOTAL      $8,164,761
                                                                  =========


--------------------------------------------------------------------------------

                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------

                      For the Year Ended December 31, 2003
                                         -----------------

--------------------------------------------------------------------------------

                 SCHEDULE VI - FUEL STOCK EXPENSES UNDISTRIBUTED
                 -----------------------------------------------

--------------------------------------------------------------------------------

INSTRUCTIONS:    Report the amount of labor and expenses incurred with
                 respect to fuel stock expenses during the year and indicate amount attributable to each associate company.
                 Under the section headed "Summary" listed below give an overall report of the fuel functions performed by the service company.

--------------------------------------------------------------------------------

              DESCRIPTION             LABOR          EXPENSES           TOTAL
--------------------------------------------------------------------------------

ACCOUNT 152 - FUEL STOCK EXPENSES UNDISTRIBUTED

              NONE


                                       -----           -----           ------
                 TOTAL                $  -            $  -            $   -
                                       =====           =====           ======
--------------------------------------------------------------------------------

SUMMARY:


--------------------------------------------------------------------------------

                                                                             12
                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------

                      For the Year Ended December 31, 2003
                                   -----------------------

--------------------------------------------------------------------------------

                   SCHEDULE VII - STORES EXPENSE UNDISTRIBUTED
                   -------------------------------------------

--------------------------------------------------------------------------------

INSTRUCTIONS:    Report the amount of labor and expenses incurred with
                 respect to stores expense during the year and indicate amount attributable to each associate company.

--------------------------------------------------------------------------------

         DESCRIPTION                         LABOR         EXPENSES        TOTAL


--------------------------------------------------------------------------------

ACCOUNT 163 - STORES EXPENSE UNDISTRIBUTED



              NONE


                                               -----         -----         -----
                         TOTAL                $  -          $  -          $  -
                                               =====         =====         =====


--------------------------------------------------------------------------------

                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------

                      For the Year Ended December 31, 2003
                                         -----------------

--------------------------------------------------------------------------------

                                  SCHEDULE VIII
                                  -------------
                    MISCELLANEOUS CURRENT AND ACCRUED ASSETS
                    ----------------------------------------

--------------------------------------------------------------------------------

INSTRUCTIONS:   Provide detail of items in this account.  Items less
                than $10,000 may be grouped, showing the number of items in each group.

--------------------------------------------------------------------------------
                                                    BALANCE AT        BALANCE AT
         DESCRIPTION                                BEGINNING          CLOSE OF
                                                     OF YEAR             YEAR
--------------------------------------------------------------------------------

ACCOUNT 174 -  MISCELLANEOUS CURRENT AND ACCRUED
               ASSETS


               NONE


                                                        ------          ------
                           TOTAL                       $   -           $  -
                                                        ======          ======


--------------------------------------------------------------------------------

                                                                             14
                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------
                      For the Year Ended December 31, 2003
                                        ------------------


--------------------------------------------------------------------------------

                   SCHEDULE IX - MISCELLANEOUS DEFERRED DEBITS
                   --------------------------------------------
--------------------------------------------------------------------------------

INSTRUCTIONS:    Provide detail of items in this account.  Items less than
                 $10,000 may be grouped by class showing the number of items in each class.

--------------------------------------------------------------------------------
                                                     BALANCE AT       BALANCE AT
                      DESCRIPTION                    BEGINNING        CLOSE OF
                                                      OF YEAR           YEAR
--------------------------------------------------------------------------------

ACCOUNT 186 - MISCELLANEOUS DEFERRED DEBITS

        EXECUTIVE DEFERRED COMPENSATION PLAN         $23,426         $23,337

        QUALIFIED PENSION PLAN                         9,942           9,645

        OUTSIDE BILLING                                    -           3,189

        SUPPLEMENTAL EXECUTIVE RETIREMENT PROGRAM      2,494           1,835

        RESTRICTED STOCK AWARDS                        3,127           1,632

        ACQUISITION COSTS - NEW COMPANIES                532           1,614

        NUG RESTRUCTURE COSTS                              -             300

        MISCELLANEOUS BILLING ADJUSTMENT                   -             971

        INTERCOMPANY BALANCE ADJUSTMENTS                   -             (12)

        DISTRIBUTED OVERHEADS                          1,424               -

        OTHER DEFERRED DEBITS                          1,027               -

        DEFERRED EXPENSES FROM SALE OF ASSETS            855               -

        NEW VENTURE DEVELOPMENT                         (388)              -

        CONTRACT WORK & ENGINEERING                      285               -

        MAINTENANCE ACTIVITIES & VEHICLES                206               -

        SYSTEM CAPACITY DESIGN                           164               -

        MANAGEMENT ACTIVITIES                             51               -

        TECHNICAL SUPPORT                                 48               -

        COMMUNICATION SERVICES                            13               -

        OTHER (9 under $10,000)                           38              16

                                                     -------          ------
                                      TOTAL          $43,244         $42,527
                                                     =======          ======

--------------------------------------------------------------------------------

                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------
                      For the Year Ended December 31, 2003
                                         -----------------

--------------------------------------------------------------------------------

                                   SCHEDULE X
                                   ----------
               RESEARCH, DEVELOPMENT OR DEMONSTRATION EXPENDITURES
               ---------------------------------------------------
--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a description of each material research, development, or demonstration project, which incurred costs by the service corporation during the year.

--------------------------------------------------------------------------------

              DESCRIPTION                                        AMOUNT

--------------------------------------------------------------------------------

ACCOUNT 188 - RESEARCH, DEVELOPMENT, OR DEMONSTRATION
                        EXPENDITURES


              None


                                                                   -----
                     TOTAL                                        $    -
                                                                   =====

--------------------------------------------------------------------------------


                                                                                                                                16

                                          ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                                           ---------------------------

                                              For the Year Ended December 31, 2003
                                                           -----------------

-----------------------------------------------------------------------------------------------------------------------------------
                                                SCHEDULE XI - PROPRIETARY CAPITAL
                                                ---------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
ACCOUNT NUMBER                                          NUMBER OF               PAR OF STATED       OUTSTANDING CLOSE OF PERIOD
ACCOUNT NUMBER             CLASS OF STOCK                SHARES                      VALUE         ---------------------------------
                                                      AUTHORIZED                  PER SHARE        NO. OF SHARES      TOTAL AMOUNT
-----------------------------------------------------------------------------------------------------------------------------------
      201                COMMON STOCK ISSUED              850                       $  0*               1               $ 1,000*
                                                                                                                         ------
                                                                                                             TOTAL      $ 1,000*

     INSTRUCTIONS:     Classify amounts in each account with brief explanation, disclosing the general nature of transactions which gave rise to the reported amounts.

-----------------------------------------------------------------------------------------------------------------------------------
                           DESCRIPTION                                                                                   AMOUNT
-----------------------------------------------------------------------------------------------------------------------------------

ACCOUNT 211 -             PENSION PLAN MINIMUM LIABILITY RECONGNITION                                                 $ (58,668)
                          EXECUTIVE DEFERRED COMPENSATION PLAN MINIMUM LIABILITY RECONGNITION                            (4,356)
                          SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN MINIMUM LIABILITY RECONGNITION                          (2,209)
                          NET UNREALIZED GAIN/(LOSS) ON EMPLOYEE STOCK OWNERSHIP PLAN                                     2,390
                          NET UNREALIZED GAIN/(LOSS) ON EQUITY COMPENSATION PLAN                                        (15,893)
                          NET UNREALIZED GAIN/(LOSS) ON RABBI TRUST                                                         (34)
                          ADDITIONAL INVESTMENT FROM FIRSTENERGY CORP.                                                       50
                                                                                                                        -------
                                                                                                   TOTAL               $(78,720)
                                                                                                                        =======

ACCOUNT 215 - APPROPRIATED RETAINED EARNINGS                                                                              NONE

INSTRUCTIONS: Give particulars concerning net income or (loss) during the year, distinguishing between compensation for the use of capital owed or net loss remaining from servicing nonassociates per the General Instructions of the Uniform
              System of Accounts. For dividends paid during the year in cash or otherwise, provide rate percentage, amount of dividend, date declared and date paid.

-----------------------------------------------------------------------------------------------------------------------------------
                                                                 BALANCE AT           NET INCOME                       BALANCE AT
         D E S C R I P T I O N                                   BEGINNING                OR           DIVIDENDS        CLOSE OF
                                                                  OF YEAR               (LOSS)           PAID             YEAR
------------------------------------------------------------------------------------------------------------------------------------

ACCOUNT 216 - UNAPPROPRIATED RETAINED EARNINGS                    $2,595                $    -          $    -          $2,595
                                                                   -----                 -----           -----           -----

                                               TOTAL              $2,595                $    -          $    -          $2,595
                                                                   =====                 =====          ======          =====
   *   In whole dollars.
------------------------------------------------------------------------------------------------------------------------------------



                                                                                                                                17
------------------------------------------------------------------------------------------------------------------------------------
                                          ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                                           ---------------------------

                                              For the Year Ended December 31, 2003
                                                           -----------------------

------------------------------------------------------------------------------------------------------------------------------------

                                                  SCHEDULE XII- LONG-TERM DEBT
                                                  ----------------------------

------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS: Advances from associate companies should be reported separately for advances on notes, and advances on open account. Names of associate companies from which advances were received shall be shown under the class and series of obligation column. For Account 224 - Other long term debt provide the name of creditor company or organization, terms of the obligation, date of maturity, interest rate, and the amount authorized and outstanding.

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                   TERMS OF OBLIG      DATE                           BALANCE AT  BALANCE AT          1/
  NAME OF CREDITOR                 CLASS & SERIES       OF      INTEREST   AMOUNT      BEGINNING                      -     CLOSE
                                   OF OBLIGATION     MATURITY     RATE   AUTHORIZED    OF YEAR    ADDITIONS  DEDUCTIONS    OF YEAR
------------------------------------------------------------------------------------------------------------------------------------

ACCOUNT 223 - ADVANCES FROM ASSOCIATE COMPANIES:

         JERSEY CENTRAL & LIGHT COMPANY                          1,4638%                  -         $19,579        -      $19,579
         METROPOLITAN EDISON COMPANY                                "                     -           9,892        -        9,892
         OHIO EDISON COMPANY                                        "                     -           5,404        -        5,404
         PENNSYLVANIA ELECTRIC COMPANY                              "                     -          13,794        -       13,794
         PENNSYLVANIA POWER COMPANY                                 "                     -             658        -          658
         THE CLEVELAND ELECTRIC ILLUMINATING COMPANY                "                     -           5,450        -        5,450
         THE TOLEDO EDISON COMPANY                                  "                     -           1,671        -        1,671
                                                                                                     ------                 ------
                                                TOTAL                                               $56,448               $56,448
                                                                                                     ======                ======
-----------------------------------------------------------------------------------------------------------------------------------

ACCOUNT 224 - OTHER LONG-TERM DEBT:

                 NONE

-----------------------------------------------------------------------------------------------------------------------------------

1/  GIVE AN EXPLANATION OF DEDUCTIONS:

                 NONE

-----------------------------------------------------------------------------------------------------------------------------------



                                                                                               18
                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------

                      For the Year Ended December 31, 2003
                                   -----------------------

---------------------------------------------------------------------------------------------------

                 SCHEDULE XIII - CURRENT AND ACCRUED LIABILITIES
                 -----------------------------------------------

---------------------------------------------------------------------------------------------------

INSTRUCTIONS:   Provide balance of notes and accounts payable to each
                associate company.  Give description and amount of
                miscellaneous current and accrued liabilities.  Items less than $10,000 may be grouped, showing the number of items in each group.

---------------------------------------------------------------------------------------------------
                                                                       BALANCE AT       BALANCE AT
              DESCRIPTION                                              BEGINNING         CLOSE OF
                                                                        OF YEAR            YEAR
---------------------------------------------------------------------------------------------------

ACCOUNT 233 - NOTES PAYABLE TO ASSOCIATE COMPANIES
     AMERICAN TRANSMISSION SYSTEMS, INCORPORATED                         $     -       $  105,528
     CETERIOR ENERGY SERVICES, INC.                                            -              795
     FELHC, INC.                                                               -               49
     FIBER VENTURE EQUITY, INC.                                                -           32,983
     FIRSTENERGY CORP.                                                    34,271        1,770,761
     FIRSTENERGY NUCLEAR OPERATING CO.                                     8,650           53,954
     FIRSTENERGY PROPERTIES, INC.                                         24,420           24,203
     FIRSTENERGY VENTURES CORP.                                           21,428                -
     MARBEL ENERGY CORPORATION                                                 -               27
     MYR GROUP, INC.                                                           -            2,965
     OHIO EDISON COMPANY                                                       -          365,205
     WARRENTON RIVER TERMINAL, INC.                                            -              200
                                                                          ------        ---------
                                          TOTAL                          $88,769       $2,356,670
                                                                          ======        =========

---------------------------------------------------------------------------------------------------

ACCOUNT 234 - ACCOUNTS PAYABLE TO ASSOCIATE COMPANIES

     CENTERIOR FUNDING CORP.                                            $    571         $      -
     CETERIOR ENERGY SERVICE, INC.                                             -            1,228
     FELHC, INC.                                                              73                -
     FIRSTENERGY                                                               -          547,970
     FIRSTENERGY FACILITIES SERVICES GROUP, LLC                              787            1,040
     FIRSTENERGY PROPERTIES, INC.                                              -               90
     FIRSTENERGY TELECOMMUNICATIONS CORP.                                      -                8
     GPU DIVERSIFIED HOLDINGS, LLC                                             -              638
     GPU NUCLEAR, INC.                                                         -            6,408
     GPU TELCOM SERVICES, INC.                                                 -            6,405
     JERSEY CENTRAL POWER & LIGHT COMPANY                                      -           19,840
     METROPOLITAN EDISON COMPANY                                               -           14,146
     OHIO EDISON COMPANY                                                 477,816          197,854
     PENNSYLVANIA ELECTRIC COMPANY                                             -           21,365
     PENNSYLVANIA POWER COMPANY                                                -            1,049
     TOLEDO EDISON CAPITAL CORP.                                              26                -
     WARRENTON RIVER TERMINAL, LTD.                                            -               66
                                                                         -------          -------
                                          TOTAL                         $479,273         $818,107
                                                                         =======          =======
---------------------------------------------------------------------------------------------------



                                                                                               18A
                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------

                      For the Year Ended December 31, 2003
                                   -----------------------

---------------------------------------------------------------------------------------------------

                 SCHEDULE XIII - CURRENT AND ACCRUED LIABILITIES
                 -----------------------------------------------

---------------------------------------------------------------------------------------------------

INSTRUCTIONS:   Provide balance of notes and accounts payable to each
                associate company.  Give description and amount of
                miscellaneous current and accrued liabilities.  Items less than $10,000 may be grouped, showing the number of items in each group.

---------------------------------------------------------------------------------------------------
                                                                      BALANCE AT      BALANCE AT
              DESCRIPTION                                             BEGINNING        CLOSE OF
                                                                       OF YEAR           YEAR
---------------------------------------------------------------------------------------------------

ACCOUNT 242 - MISCELLANEOUS CURRENT AND ACCRUED
                   LIABILITIES

   ACCRUED VACATION                                                  $18,030          $29,594
   SEVERANCE                                                               -           13,481
   OFFICERS' DEFERRED COMPENSATION                                         -            9,310
   PAYROLL ACCRUAL                                                         -            8,457
   EMPLOYEE HEALTH AND OTHER BENEFITS                                      -            8,188
   UNCLAIMED PAYROLL AND A/P PAYMENTS                                      -              260
   PAYROLL WITHHOLDING                                                  (189)            (572)
   FIRSTENERGY STOCK OPTIONS                                               -             (215)
   WORKERS' COMPENSATION                                                   -               28
   SICK LEAVE                                                              -              (11)
   MSG CUSTOMER DEPOSITS                                                 250                -
   OTHER                                                                (588)              43
                                                                      ------           ------
                                           TOTAL                     $17,503          $68,563
                                                                      ======           ======


---------------------------------------------------------------------------------------------------


                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------

                      For the Year Ended December 31, 2003
                                   -----------------------

--------------------------------------------------------------------------------

                                  SCHEDULE XIV
                                  ------------

                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------
--------------------------------------------------------------------------------

INSTRUCTIONS:    The space below is provided for important notes regarding
                 the financial statements or any account thereof. Furnish
                 particulars as to any significant contingent assets or
                 liabilities existing at the end of the year. Notes
                 relating to financial statements shown elsewhere in this
                 report may be indicated here by reference.
--------------------------------------------------------------------------------

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         Organization
         ------------

         FirstEnergy Service Company (the Company or FECO) is a wholly-owned subsidiary of FirstEnergy Corp.(FirstEnergy), a public utility holding company.

         Merger
         ------

         On October 15, 2002, FirstEnergy filed with the Securities & Exchange Commission (SEC) requesting authorization to consolidate all common corporate services under FECO, to occur not later than June 1, 2003. On June 1, 2003, GPU Service, Inc. (GPUS) merged into FECO. Personnel of GPUS who provided corporate services to associate companies were transferred to and became employees of FECO. Certain employees who provided services only to one Utility Subsidiary were transferred from GPUS to the appropriate Utility Subsidiary.

         Regulation and Basis of Accounting
         ----------------------------------

         As a subsidiary of FirstEnergy Corp., FECO is subject to regulation by the SEC under the Public Utility Holding Company Act of 1935 (1935
         Act).

         The Company follows the Uniform System of Accounts for Mutual and Subsidiary Service Companies prescribed by the SEC as amended effective January 1, 1980.

         The Company has no earnings since it primarily renders services at cost to its parent company, FirstEnergy Corp. and other affiliates.

         Use of Estimates
         ----------------

         The financial statements are prepared in conformity with accounting principles generally accepted in the United States (GAAP) which requires management to make periodic estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

                                                                           19A

                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------
                      For the Year Ended December 31, 2003
                                   -----------------------

    ----------------------------------------------------------------------------

                                  SCHEDULE XIV
                                  ------------

                          NOTES TO FINANCIAL STATEMENTS
                          ------------------------------
--------------------------------------------------------------------------------

INSTRUCTIONS:   The space below is provided for important notes regarding
                the financial statements or any account thereof. Furnish
                particulars as to any significant contingent assets or
                liabilities existing at the end of the year. Notes
                relating to financial statements shown elsewhere in this
                report may be indicated here by reference.
--------------------------------------------------------------------------------

         Operating Revenues and Expenses
         -------------------------------

         Services rendered to both affiliated and unaffiliated companies are provided at cost. The charges for services include no compensation for the use of equity capital. The cost of services are determined on a direct charge basis to the extent practicable and where not practicable, on a reasonable basis of allocation for indirect costs.

         Income Taxes
         ------------

         The Company is included in the consolidated federal income tax return with FirstEnergy Corp. and its subsidiaries. The Company records income taxes in accordance with the liability method of accounting. Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. Investment tax credits, which were deferred when utilized, are being amortized over the recovery period of the related property. Deferred income tax liabilities related to tax and accounting basis differences and tax credit carry-forward items are recognized at the statutory income tax rates in effect when the liabilities are expected to be paid.

         Property, Equipment and Depreciation
         ------------------------------------

         Prop Property and equipment are recorded at cost. Depreciation is provided on a straight-line basis at various rates over the estimated lives of property included in plant in service (ranging from 2.6% to 3.0%).

2.       SERVICE AGREEMENT

         The Company has entered into agreements under which it renders services at cost to FirstEnergy Corp. and its subsidiaries. The Company's services include general executive, administrative services, business development, call center, claims, communications, controllers, corporate and shareholder services, corporate affairs and community involvement, credit management, energy delivery and customer service, economic development, enterprise risk management, governmental affairs, human resources, industrial relations, information services, insurance services, internal audit, investment management, investor relations, legal, performance planning, rates and regulatory affairs, real estate, supply chain, transmission & distribution technical services, treasury and workforce development.

                                                                            19B

                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------

                      For the Year Ended December 31, 2003
                                   -----------------------

--------------------------------------------------------------------------------

                                  SCHEDULE XIV
                                  ------------

                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------
--------------------------------------------------------------------------------

INSTRUCTIONS:     The space below is provided for important notes regarding
                  the financial statements or any account thereof. Furnish
                  particulars as to any significant contingent assets or
                  liabilities existing at the end of the year. Notes
                  relating to financial statements shown elsewhere in this
                  report may be indicated here by reference.
--------------------------------------------------------------------------------

3.       PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS

         The FirstEnergy System companies, including FECO, participate in a noncontributory defined benefit pension plan that covers substantially all of its employees. The trusteed plans provide defined benefits based on years of service and compensation levels.

         FirstEnergy provides a minimum amount of noncontributory life insurance to retired employees in addition to optional contributory insurance. Health care benefits, which include certain employee contributions, deductibles and copayments, are also available to retired employees, their dependents and under certain circumstances, their survivors. The Company recognizes the expected cost of providing other postretirement benefits to employees and their beneficiaries and covered dependents from the time employees are hired until they become eligible to receive those benefits.

4.       NOTES RECEIVABLE/NOTES PAYABLE

         FECO administers the FirstEnergy Utility and Nonutility Money Pool. The money pool is reported on FECO with a corresponding intercompany receivable/payable to the appropriate company. The Money Pool balance on FECO at any point in time primarily represents timing differences between the disbursement of funds from the money pool and the funds clearing the bank. An adjustment is not made to the appropriate company until the funds have cleared. Under the Utility Money Pool agreement, short-term funds are available from the following sources for short-term loans to the Utility Subsidiaries from time to time:
         (1)surplus funds in the treasuries of the Utility Money Pool participants other than FirstEnergy; (2)surplus funds in the treasury of FirstEnergy; and (3)proceeds from bank borrowings by Utility Money Pool participants the Utility Subsidiaries for loan to the Utility Money Pool. Utility Money Pool participants that borrow would borrow pro rata from each company that lends, in the proportion that the total amount loaned by each such lending company bears to the total amount then loaned through the Utility Money Pool.

         The Nonutility Money Pool is operated on the same terms and conditions as the Utility Money Pool, except that FirstEnergy funds made available to the two pools are made available to the Utility Money Pool first and thereafter to the Nonutility Money Pool.

         The interest rate charged for the Utility Money Pool and the Nonutility Money Pool at December 31, 2003 were 1.6529% and 1.44162%, respectively. Rates are calculated as outlined in the June 30, 2003 FirstEnergy Corp. order on intrasystem financing and related transactions. Loan balances under the Money Pool agreement as of December 31, 2003 are as follows (dollars in thousands):

                                                                            19C
                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------

                      For the Year Ended December 31, 2003
                                   -----------------------
--------------------------------------------------------------------------------

                                  SCHEDULE XIV
                                  ------------

                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------
--------------------------------------------------------------------------------

INSTRUCTIONS:         The space below is provided for important notes regarding
                      the financial statements or any account thereof. Furnish
                      particulars as to any significant contingent assets or
                      liabilities existing at the end of the year. Notes
                      relating to financial statements shown elsewhere in this
                      report may be indicated here by reference.
--------------------------------------------------------------------------------

                                                                Note Receivable/
                                                                 (Notes Payable)
                                                                ----------------

         FIRSTENERGY CORP.                                        $(1,770,761)
         FIRSTENERGY SOLUTIONS CORP.                                  427,977
         FIRSTENERGY GENERATION CORP.                                 627,482
         FIRSTENERGY NUCLEAR OPERATING COMPANY                        (53,954)
         GPU NUCLEAR, INC.                                              2,863
         AMERICAN TRANSMISSION SYSTEMS. INC.                         (105,528)
         FIBER VENTURE EQUITY, INC.                                   (32,983)
         FIRSTENERGY TELECOMMUNICATIONS CORP.                           1,090
         CENTERIOR ENERGY SERVICES, INC.                                 (795)
         WARRENTOWN RIVER TERMINAL, LTD.                                 (200)
         FIRSTENERGY FACILITIES SERVICE GROUP LLC                      11,655
         FELHC, INC.                                                      (49)
         GPU TELECOM SERVICES, INC.                                    41,161
         MARBEL ENERGY CORPORATION                                        (27)
         GPU CAPITAL, INC.                                            852,314
         MYR GROUP, INC.                                               (2,965)
         THE CLEVELAND ELECTRIC ILLUMINATING CO.                      169,079
         JERSEY CENTRAL POWER & LIGHT COMPANY                         230,985
         METROPOLITAN EDISON COMPANY                                   54,868
         OHIO EDISON COMPANY                                         (365,205)
         PENNSYLVANIA ELECTRIC COMPANY                                 78,510
         FIRSTENERGY VENTURES CORP                                      6,897
         FIRSTENERGY PROPERTIES, INC.                                 (24,203)
         PENNSYLVANIA POWER COMPANY                                    11,334
         THE TOLEDO EDISON COMPANY                                    285,918
                                                                   ----------

                                                       TOTAL      $   445,463
                                                                   ==========

--------------------------------------------------------------------------------

                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------

                      For the Year Ended December 31, 2003
                                         -----------------
--------------------------------------------------------------------------------

                                   SCHEDULE XV
                                   -----------
                               STATEMENT OF INCOME
                               -------------------

--------------------------------------------------------------------------------

ACCOUNT                DESCRIPTION                 CURRENT YEAR     PRIOR YEAR

--------------------------------------------------------------------------------
      INCOME
      ------

457      Services rendered to associate companies     $491,591       $665,800
458      Services rendered to nonassociate
         companies                                           -              -
421      Miscellaneous income or loss                    3,955          1,942
                                                       -------       --------

                  Total Income                        $495,546       $667,742
                                                       -------        -------

      EXPENSE
      ------


920      Salaries and wages                            134,851        128,585
921      Office supplies and expenses                   85,546        240,178
922      Administrative expense transferred -
         credit                                              -              -
923      Outside services employed                      63,331         32,106
924      Property insurance                              4,133            408
925      Injuries and damages                            4,493          2,043
926      Employee pensions and benefits                104,703        178,371
928      Regulatory commission expense                     755          2,728
930.1    General advertising expenses                   10,049          1,634
930.2    Miscellaneous general expenses                 13,180         13,193
931      Rents                                           9,064          8,801
932      Maintenance of structures and equipment        19,203              -
403      Depreciation and amortization expense          37,570         34,154
408      Taxes other than income taxes                  14,660         11,370
409      Income taxes                                  (25,125)        (3,726)
410      Provision for deferred income taxes            23,011         (2,402)
411      Provision for deferred income taxes -
         credit                                         (2,475)             -
411.5    Investment tax credit                               -              -
426.1    Donations                                       2,932          2,627
426.5    Other deductions                               (6,698)         9,862
427      Interest on long-term debt                      1,447          2,783
430      Interest on debt to associate companies         1,215          2,391
431      Other interest expense                           (299)         2,636
                                                       --------       -------

              Total Expense                           $495,546       $667,742
                                                       -------        -------

              Net Income or (Loss)                    $      -       $      -
                                                       =======        =======

--------------------------------------------------------------------------------


                                                                                                         21
                           ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                            ---------------------------
                               For the Year Ended December 31, 2003
                                            -----------------------

--------------------------------------------------------------------------------------------------------------

                                        ANALYSIS OF BILLING
                                        -------------------
                                        ASSOCIATE COMPANIES
                                           ACCOUNT 457

--------------------------------------------------------------------------------------------------------------
                                                 DIRECT*         INDIRECT*        COMPENSATION         TOTAL
                                                 COSTS            COSTS             FOR USE           AMOUNT
NAME OF ASSOCIATE COMPANY                        CHARGED          CHARGED          OF CAPITAL          BILLED
                                                 -------          -------          ----------
                                                  457-1            457-2              457-3
--------------------------------------------------------------------------------------------------------------

ADVANCED TECHNOLOGIES DEVELOPMENT CORP.          $     693        $    331            $   -          $  1,024
AMERICAN TRANSMISSION SYSTEMS, INC.                  3,444          18,519                -            21,963
CENTERIOR ENERGY SERVICES, INC.                          5               -                -                 5
CLEVELAND ELECTRIC ILLUMINATING COMPANY                (24)         58,480                -            58,456
FELHC, INC.                                              1               -                -                 1
FIBER VENTURE EQUITY, INC.                               7              25                -                32
FIRST COMMUNICATIONS, LLC                               31               -                -                31
FIRSTENERGY CORP.                                    5,664          21,709                -            27,373
FIRSTENERGY FACILITIES SERVICES GROUP, LLC             (59)            557                -               498
FIRSTENERGY GENERATION CORP.                         4,198          21,998                -            26,196
FIRSTENERGY NUCLEAR OPERATING CO.                    9,507          22,566                -            32,073
FIRSTENERGY PROPERTIES, INC.                            77             339                -               416
FIRSTENERGY SOLUTIONS CORP.                          5,394          11,657                -            17,051
FIRSTENERGY TELECOMMUNICATIONS CORP.                   169             188                -               357
FIRSTENERGY VENTURES CORP.                              (5)            154                -               149
GPU CAPITAL, INC.                                    1,038             534                -             1,572
GPU DIVERSIFIED HOLDINGS, LLC                           10              12                -                22
GPU POWER, INC.                                        523             210                -               733
GPU NUCLEAR, INC.                                        8               -                -                 8
GPU SERVICE, INC.                                        -          31,906                -            31,906
GPU TELCOM SERVICES, INC.                            1,316           1,412                -             2,728
JERSEY CENTRAL POWER & LIGHT COMPANY                15,605          47,455                -            63,060
MARBEL ENERGY CORP.                                     33             294                -               327
METROPOLITAN EDISON COMPANY                          7,371          23,328                -            30,699
MYR GROUP, INC.                                          6              13                -                19
OHIO EDISON COMPANY                                  2,026          93,620                -            95,646
PENNSYLVANIA ELECTRIC COMPANY                        6,880          26,757                -            33,637
PENNSYLVANIA POWER COMPANY                             840          11,807                -            12,647
TOLEDO EDISON COMPANY                                  932          32,002                -            32,934
WARRENTON RIVER TERMINAL, LTD.                           1              27                -                28
 0                                                  ------         -------             ----           -------
TOTAL                                              $65,691        $425,900            $   -          $491,591
                                                    ======         =======             ====           =======


*    The accounting system utilized prior to the implementation of SAP on June
     1, 2003, did not have the capability to capture direct and indirect charging. Therefore, the split between direct and indirect may not reflect actual results.

--------------------------------------------------------------------------------------------------------------



                                                                                                                        22

                                      ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                                       ---------------------------
                                          For the Year Ended December 31, 2003
                                                       -----------------------

----------------------------------------------------------------------------------------------------------------------
                                                   ANALYSIS OF BILLING
                                                   -------------------
                                                 NONASSOCIATE COMPANIES
                                                       ACCOUNT 458

--------------------------------------------------------------------------------------------------------------------------
                                         DIRECT      INDIRECT      COMPENSATION                  EXCESS
                                          COSTS       COSTS          FOR USE                       OR
NAME OF NONASSOCIATE COMPANY             CHARGED     CHARGED        OF CAPITAL                  DEFICIENCY      TOTAL
                                         -------     -------        ----------        TOTAL     ---------      AMOUNT
                                          458-1       458-2           458-3           COST        458-4         BILLED
--------------------------------------------------------------------------------------------------------------------------

NONE

                                           -----        ---             ---            -----       -----          -----
                        TOTAL             $    -       $  -            $  -           $    -      $    -         $    -
=                                          =====        ===             ===            =====       =====          =====


--------------------------------------------------------------------------------------------------------------------------

INSTRUCTION:  Provide a brief description of the services rendered to each nonassociated company:


N/A
--------------------------------------------------------------------------------------------------------------------------




                                                                                                                        23

                                          ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                                           ---------------------------
                                              For the Year Ended December 31, 2003
                                                           -----------------------
  ----------------------------------------------------------------------------------------------------------------------------
                                                          SCHEDULE XVI
                                                          ------------
                                                 ANALYSIS OF CHARGES FOR SERVICE
                                                 -------------------------------
                                              ASSOCIATE AND NONASSOCIATE COMPANIES
                                              ------------------------------------
----------------------------------------------------------------------------------------------------------------------------
                                                             ASSOCIATE COMPANY CHARGES        NONASSOCIATE COMPANY CHARGES
                                                             -------------------------        ----------------------------
                                                           DIRECT    INDIRECT                DIRECT     INDIRECT
DESCRIPTION OF ITEMS                                        COST       COST       TOTAL       COST        COST       TOTAL
----------------------------------------------------------------------------------------------------------------------------
920      SALARIES AND WAGES                              $ 30,930   $103,921   $134,851           -          -           -
921      OFFICE SUPPLIES & EXPENSES                        22,402     63,144     85,546           -          -           -
922      ADMINISTRATIVE EXPENSE TRANSFERRED                    -           -          -           -          -           -
         CREDIT
923      OUTSIDE SERVICES                                   8,877     54,454     63,331           -          -           -
924      PROPERTY INSURANCE                                   -        4,133      4,133           -          -           -
925      INJURIES AND DAMAGES                                 -        4,493      4,493           -          -           -
926      EMPLOYEE PENSIONS AND BENEFITS                        31    104,672    104,703           -          -           -
928      REGULATORY COMMISSION EXPENSE                         36        719        755           -          -           -
930.1    GENERAL ADVERTISING EXPENSES                         269      9,780     10,049           -          -           -
930.2    MISCELLANEOUS GENERAL EXPENSES                     1,828     11,352     13,180           -          -           -
931      RENTS                                                227      8,837      9,064           -          -           -
932      MAINTENANCE OF STRUCTURES AND EQUIPMENT            1,852     17,351     19,203           -          -           -
403      DEPRECIATION AND AMORTIZATION EXPENSE                  3     37,567     37,570           -          -           -
408      TAXES OTHER THAN INCOME TAXES                          1     14,659     14,660           -          -           -
409      INCOME TAXES                                         -      (25,125)   (25,125)          -          -           -
410      PROVISION FOR DEFERRED INCOME TAXES                  -       23,011     23,011           -          -           -
411      PROVISION FOR DEFERRED INCOME TAXES                  -       (2,475)    (2,475)          -          -           -
         CREDIT
411.5    INVESTMENT TAX CREDIT                                -          -          -             -          -           -
426.1    DONATIONS                                              2      2,930      2,932           -          -           -
426.5    OTHER DEDUCTIONS                                     -       (6,698)    (6,698)          -          -           -
427      INTEREST ON LONG-TERM DEBT                           -        1,447      1,447           -          -           -
431      OTHER INTEREST EXPENSE                               -         (299)      (299)          -          -           -

----------------------------------------------------------------------------------------------------------------------------
INSTRUCTION: Total cost of service will equal
             for associate and nonassociate
             companies the total amount billed
             under their separate analysis of
             billing schedules.
----------------------------------------------------------------------------------------------------------------------------
TOTAL EXPENSES                                             66,458    427,873    494,331           -          -           -
                                                         -------------------------------------------------------------------

COMPENSATION FOR USE OF EQUITY CAPITAL                        -          -          -             -          -           -
                                                         -------------------------------------------------------------------

430      INTEREST ON DEBT TO ASSOC. COMPANIES                 -        1,215      1,215           -          -           -

                                                         -------------------------------------------------------------------
TOTAL COST OF SERVICE                                    $ 66,458   $429,088   $495,546           -          -           -
                                                         ===================================================================

                                                              TOTAL CHARGES FOR SERVICE
                                                              -------------------------
                                                            DIRECT    INDIRECT
DESCRIPTION OF ITEMS                                         COST       COST       TOTAL
----------------------------------------------------------------------------------------
920      SALARIES AND WAGES                               $ 30,930   $103,921   $134,851
921      OFFICE SUPPLIES & EXPENSES                         22,402     63,144     85,546
922      ADMINISTRATIVE EXPENSE TRANSFERRED                    -          -          -
         CREDIT
923      OUTSIDE SERVICES                                    8,877     54,454     63,331
924      PROPERTY INSURANCE                                    -        4,133      4,133
925      INJURIES AND DAMAGES                                  -        4,493      4,493
926      EMPLOYEE PENSIONS AND BENEFITS                         31    104,672    104,703
928      REGULATORY COMMISSION EXPENSE                          36        719        755
930.1    GENERAL ADVERTISING EXPENSES                          269      9,780     10,049
930.2    MISCELLANEOUS GENERAL EXPENSES                      1,828     11,352     13,180
931      RENTS                                                 227      8,837      9,064
932      MAINTENANCE OF STRUCTURES AND EQUIPMENT             1,852     17,351     19,203
403      DEPRECIATION AND AMORTIZATION EXPENSE                   3     37,567     37,570
408      TAXES OTHER THAN INCOME TAXES                           1     14,659     14,660
409      INCOME TAXES                                          -      (25,125)   (25,125)
410      PROVISION FOR DEFERRED INCOME TAXES                   -       23,011     23,011
411      PROVISION FOR DEFERRED INCOME TAXES          -        -       (2,475)    (2,475)
         CREDIT
411.5    INVESTMENT TAX CREDIT                                 -          -          -
426.1    DONATIONS                                               2      2,930      2,932
426.5    OTHER DEDUCTIONS                                      -       (6,698)    (6,698)
427      INTEREST ON LONG-TERM DEBT                            -        1,447      1,447
431      OTHER INTEREST EXPENSE                                -         (299)      (299)

----------------------------------------------------------------------------------------
INSTRUCTION: Total cost of service will equal
             for associate and nonassociate
             companies the total amount billed
             under their separate analysis of
             billing schedules.
----------------------------------------------------------------------------------------
TOTAL EXPENSES                                              66,458    427,873    494,331
                                                          ------------------------------

COMPENSATION FOR USE OF EQUITY CAPITAL                         -          -          -
                                                          ------------------------------

430      INTEREST ON DEBT TO ASSOC. COMPANIES                  -        1,215      1,215

                                                          ------------------------------
TOTAL COST OF SERVICE                                     $ 66,458   $429,088   $495,546
                                                          ==============================


                                                                                                                                24

                                          ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                                           ---------------------------

                                              For the Year Ended December 31, 2003
                                                           -----------------------

-----------------------------------------------------------------------------------------------------------------------------------
                                                          SCHEDULE XVII
                                                          -------------
                                                SCHEDULE OF EXPENSE DISTRIBITION
                                                               BY
                                                 DEPARTMENT OR SERVICE FUNCTION
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                DEPARTMENT OR SERVICE FUNCTION
                                                              ---------------------------------------------------------------------
                                                                                                         ENERGY
                                                                TOTAL                   PRESIDENT      DELIVERY &         BUSINESS
 DESCRIPTION OF ITEMS                                           AMOUNT        CEO         & COO       CUST. SERVICE     DEVELOPMENT
-----------------------------------------------------------------------------------------------------------------------------------
920          SALARIES AND WAGES                               $ 134,851    $  1,575     $   233       $ 36,063            $1,061
921          OFFICE SUPPLIES AND EXPENSES                        85,546       1,086         332         15,480               215
922          ADMINISTRATIVE EXPENSE TRANSFERRED                       -
             CREDIT
923          OUTSIDE SERVICES                                    63,331       1,863         758         19,070               221
924          PROPERTY INSURANCE                                   4,133
925          INJURIES AND DAMAGES                                 4,493                                      1
926          EMPLOYEE PENSIONS AND BENEFITS                     104,703                                      7
928          REGULATORY COMMISSION EXPENSE                          755                                    439
930.1        GENERAL ADVERTISING EXPENSES                        10,049                                    254
930.2        MISCELLANEOUS GENERAL EXPENSES                      13,180           2          68            576                 2
931          RENTS                                                9,064          (1)         (1)            55                (2)
932          MAINTENANCE OF STRUCTURES AND EQUIPMENT             19,203                                     52
403          DEPRECIATION AND AMORTIZATION EXPENSE               37,570
408          TAXES OTHER THAN INCOME TAXES                       14,660
409          INCOME TAXES                                       (25,125)
410          PROVISION FOR DEFERRED INCOME TAXES                 23,011
411          PROVISION FOR DEFERRED INCOME TAXES -               (2,475)
             CREDIT
411.5        INVESTMENT TAX CREDIT                                    -
426.1        DONATIONS                                            2,932                                      8
426.5        OTHER DEDUCTIONS                                    (6,698)         21                         37                 3
427          INTEREST ON LONG-TERM DEBT                           1,447
430          INTEREST ON DEBT TO ASSOCIATE COMPANIES              1,215
431          OTHER INTEREST EXPENSE                                (299)

INSTRUCTION: Indicate each department or service function.
             (See Instruction 01-3 General Structure of
             Account System: Uniform System Account)

                                                              ---------------------------------------------------------------------
    TOTAL EXPENSES                                            $ 495,546    $ 4,546      $ 1,390       $ 72,042            $1,500
                                                              =====================================================================



                                                                                                                                 25

                                          ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                                           ---------------------------
                                              For the Year Ended December 31, 2003
                                                           -----------------------
------------------------------------------------------------------------------------------------------------------------------------
                                                          SCHEDULE XVII
                                                          -------------
                                                SCHEDULE OF EXPENSE DISTRIBITION
                                                               BY
                                                 DEPARTMENT OR SERVICE FUNCTION
------------------------------------------------------------------------------------------------------------------------------------
                                                                                    DEPARTMENT OR SERVICE FUNCTION
                                                              ----------------------------------------------------------------------

                                                                 FEDERAL       STATE      TECHNOLOGY &
                                                                GOVERNMENT   GOVERNMENT      SUPPORT      INFORMATION       SUPPLY
 DESCRIPTION OF ITEMS                                            AFFAIRS       AFFAIRS      SERVICES       TECHNOLOGY       CHAIN
------------------------------------------------------------------------------------------------------------------------------------
920              SALARIES AND WAGES                             $   230        $   317       $   392        $  37,512      $10,768
921              OFFICE SUPPLIES AND EXPENSES                       374            242         1,169           43,972        2,955
922              ADMINISTRATIVE EXPENSE TRANSFERRED -
                 CREDIT
923              OUTSIDE SERVICES                                   896          1,050                          8,107        1,361
924              PROPERTY INSURANCE
925              INJURIES AND DAMAGES
926              EMPLOYEE PENSIONS AND BENEFITS                                                                   193            9
928              REGULATORY COMMISSION EXPENSE                                                                     21
930.1            GENERAL ADVERTISING EXPENSES                         3             15
930.2            MISCELLANEOUS GENERAL EXPENSES                       1              8            62              200           31
931              RENTS                                               (1)                                           57          (11)
932              MAINTENANCE OF STRUCTURES AND EQUIPMENT                                                       19,137
403              DEPRECIATION AND AMORTIZATION EXPENSE
408              TAXES OTHER THAN INCOME TAXES
409              INCOME TAXES
410              PROVISION FOR DEFERRED INCOME TAXES
411              PROVISION FOR DEFERRED INCOME TAXES -
                 CREDIT
411.5            INVESTMENT TAX CREDIT
426.1            DONATIONS
426.5            OTHER DEDUCTIONS                                   390            306                              1            1
427              INTEREST ON LONG-TERM DEBT
430              INTEREST ON DEBT TO ASSOCIATE COMPANIES
431              OTHER INTEREST EXPENSE

INSTRUCTION:     Indicate each department or service function.
                 (See Instruction 01-3 General Structure of
                 Account System: Uniform System Account)

                                                                --------------------------------------------------------------------
    TOTAL EXPENSES                                              $ 1,893        $ 1,938       $ 1,623       $  109,200      $15,114
                                                                ====================================================================



                                                                                                                               25A
                                          ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                                           ---------------------------
                                              For the Year Ended December 31, 2003
                                                           -----------------------
-----------------------------------------------------------------------------------------------------------------------------------
                                                          SCHEDULE XVII
                                                          -------------
                                                SCHEDULE OF EXPENSE DISTRIBITION
                                                               BY
                                                 DEPARTMENT OR SERVICE FUNCTION
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                   DEPARTMENT OR SERVICE FUNCTION
                                                              ---------------------------------------------------------------------

                                                                                                          ADMIN SERVICES
                                                               FIRSTENERGY     FIRSTENERGY                  /CORPORATE
 DESCRIPTION OF ITEMS                                          TECHNOLOGIES      TELCOM         LEGAL      /REAL ESTATE     CLAIMS
-----------------------------------------------------------------------------------------------------------------------------------
920              SALARIES AND WAGES                               $1,222        $ 1,778      $  2,310        $  3,059        $ 369
921              OFFICE SUPPLIES AND EXPENSES                      4,607            184           940           1,204          200
922              ADMINISTRATIVE EXPENSE TRANSFERRED -
                 CREDIT
923              OUTSIDE SERVICES                                  2,391             84        14,594           3,359           26
924              PROPERTY INSURANCE
925              INJURIES AND DAMAGES                                                             316
926              EMPLOYEE PENSIONS AND BENEFITS                                                                    21
928              REGULATORY COMMISSION EXPENSE
930.1            GENERAL ADVERTISING EXPENSES                       (104)
930.2            MISCELLANEOUS GENERAL EXPENSES                      136              3            56           1,457          216
931              RENTS                                                (1)             1            (7)          5,083           (2)
932              MAINTENANCE OF STRUCTURES AND EQUIPMENT                                                           11
403              DEPRECIATION AND AMORTIZATION EXPENSE
408              TAXES OTHER THAN INCOME TAXES
409              INCOME TAXES
410              PROVISION FOR DEFERRED INCOME TAXES
411              PROVISION FOR DEFERRED INCOME TAXES -
                 CREDIT
411.5            INVESTMENT TAX CREDIT
426.1            DONATIONS
426.5            OTHER DEDUCTIONS                                      1                            8
427              INTEREST ON LONG-TERM DEBT
430              INTEREST ON DEBT TO ASSOCIATE COMPANIES
431              OTHER INTEREST EXPENSE

INSTRUCTION:     Indicate each department or service function.
                 (See Instruction 01-3 General Structure of
                 Account System: Uniform System Account)

                                                                  -----------------------------------------------------------------
    TOTAL EXPENSES                                                $8,252        $ 2,050      $ 18,217        $ 14,194        $ 809
                                                                  =================================================================




                                                                                                                                25B

                                          ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                                           ---------------------------

                                              For the Year Ended December 31, 2003
                                                           -----------------------

-----------------------------------------------------------------------------------------------------------------------------------
                                                          SCHEDULE XVII
                                                          -------------
                                                SCHEDULE OF EXPENSE DISTRIBITION
                                                               BY
                                                 DEPARTMENT OR SERVICE FUNCTION
--------------------------------------------------------------------------------------------------------------------
                                                                                DEPARTMENT OR SERVICE FUNCTION
                                                              ---------------------------------------------------------------------


                                                                FINANCE &                                    CORPORATE    INVESTOR
 DESCRIPTION OF ITEMS                                           PLANNING      CONTROLLER      TREASURY          RISK      RELATIONS
-----------------------------------------------------------------------------------------------------------------------------------
920              SALARIES AND WAGES                              $   181      $  7,413          $  517       $   440      $ 196
921              OFFICE SUPPLIES AND EXPENSES                      1,183         3,809             346            29         91
922              ADMINISTRATIVE EXPENSE TRANSFERRED -
                 CREDIT
923              OUTSIDE SERVICES                                  1,186         4,086              24           231        104
924              PROPERTY INSURANCE                                              2,443                         1,690
925              INJURIES AND DAMAGES                                              596                         1,825
926              EMPLOYEE PENSIONS AND BENEFITS                                  1,997
928              REGULATORY COMMISSION EXPENSE                                      46
930.1            GENERAL ADVERTISING EXPENSES
930.2            MISCELLANEOUS GENERAL EXPENSES                                  2,904                            57          2
931              RENTS                                                (1)          (11)             (5)           (3)        (1)
932              MAINTENANCE OF STRUCTURES AND EQUIPMENT                             3
403              DEPRECIATION AND AMORTIZATION EXPENSE                          37,570
408              TAXES OTHER THAN INCOME TAXES                                  14,660
409              INCOME TAXES                                                  (25,125)
410              PROVISION FOR DEFERRED INCOME TAXES                            23,005               6
411              PROVISION FOR DEFERRED INCOME TAXES -                          (2,475)
                 CREDIT
411.5            INVESTMENT TAX CREDIT
426.1            DONATIONS
426.5            OTHER DEDUCTIONS                                                   65
427              INTEREST ON LONG-TERM DEBT
430              INTEREST ON DEBT TO ASSOCIATE COMPANIES                         1,215
431              OTHER INTEREST EXPENSE                                         (3,378)

INSTRUCTION:     Indicate each department or service function.
                 (See Instruction 01-3 General Structure of
                 Account System: Uniform System Account)

                                                                 ------------------------------------------------------------------
    TOTAL EXPENSES                                               $ 2,549      $ 68,823          $  888       $ 4,269      $ 392
                                                                 ==================================================================



                                                                                                                                25C

                                          ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                                           ---------------------------

                                              For the Year Ended December 31, 2003
                                                                 -----------------

------------------------------------------------------------------------------------------------------------------------------------
                                                          SCHEDULE XVII
                                                          -------------
                                                SCHEDULE OF EXPENSE DISTRIBITION
                                                               BY
                                                 DEPARTMENT OR SERVICE FUNCTION
------------------------------------------------------------------------------------------------------------------------------------
                                                                                    DEPARTMENT OR SERVICE FUNCTION
                                                               ---------------------------------------------------------------------

                                                                               RATES &
                                                                INTERNAL     REGULATORY    INVESTMENT   PERFORMANCE   ADMINISTRATIVE
 DESCRIPTION OF ITEMS                                             AUDIT        AFFAIRS      MANAGEMENT    PLANNING       SERVICES
------------------------------------------------------------------------------------------------------------------------------------
920              SALARIES AND WAGES                            $     766    $  1,539        $   191        $   186        $   106
921              OFFICE SUPPLIES AND EXPENSES                         80          87            (30)            (5)            15
922              ADMINISTRATIVE EXPENSE TRANSFERRED -
                 CREDIT
923              OUTSIDE SERVICES                                    271         378             56            226
924              PROPERTY INSURANCE
925              INJURIES AND DAMAGES
926              EMPLOYEE PENSIONS AND BENEFITS
928              REGULATORY COMMISSION EXPENSE
930.1            GENERAL ADVERTISING EXPENSES
930.2            MISCELLANEOUS GENERAL EXPENSES                        1           2              1                             3
931              RENTS                                                (1)         (5)            (1)            (1)
932              MAINTENANCE OF STRUCTURES AND EQUIPMENT
403              DEPRECIATION AND AMORTIZATION EXPENSE
408              TAXES OTHER THAN INCOME TAXES
409              INCOME TAXES
410              PROVISION FOR DEFERRED INCOME TAXES
411              PROVISION FOR DEFERRED INCOME TAXES -
                 CREDIT
411.5            INVESTMENT TAX CREDIT
426.1            DONATIONS
426.5            OTHER DEDUCTIONS
427              INTEREST ON LONG-TERM DEBT
430              INTEREST ON DEBT TO ASSOCIATE COMPANIES
431              OTHER INTEREST EXPENSE

INSTRUCTION:     Indicate each department or service function.
                 (See Instruction 01-3 General Structure of
                 Account System: Uniform System Account)

                                                               ---------------------------------------------------------------------
    TOTAL EXPENSES                                             $   1,117    $  2,001        $   217        $   406        $   124
                                                               =====================================================================




                                                                                                                                25D

                                          ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                                           ---------------------------
                                              For the Year Ended December 31, 2003
                                                                 -----------------
-----------------------------------------------------------------------------------------------------------------------------------
                                                          SCHEDULE XVII
                                                          -------------
                                                SCHEDULE OF EXPENSE DISTRIBITION
                                                               BY
                                                 DEPARTMENT OR SERVICE FUNCTION
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                             DEPARTMENT OR SERVICE FUNCTION
                                                                                ---------------------------------------------------
                                                                                    CORP.
                                                                                   AFFAIRS &
                                                                                   COMMUNITY           HUMAN
 DESCRIPTION OF ITEMS                                                              INVOLVEMENT       RESOURCES      COMMUNICATION
-----------------------------------------------------------------------------------------------------------------------------------
920            SALARIES AND WAGES                                                   $     233        $  24,824         $  1,370
921            OFFICE SUPPLIES AND EXPENSES                                                31            6,654              296
922            ADMINISTRATIVE EXPENSE TRANSFERRED -
               CREDIT
923            OUTSIDE SERVICES                                                                          2,983                6
924            PROPERTY INSURANCE
925            INJURIES AND DAMAGES                                                                      1,755
926            EMPLOYEE PENSIONS AND BENEFITS                                                          102,476
928            REGULATORY COMMISSION EXPENSE                                                               249
930.1          GENERAL ADVERTISING EXPENSES                                                              3,106            6,775
930.2          MISCELLANEOUS GENERAL EXPENSES                                             366            7,024                2
931            RENTS                                                                       (1)           3,929               (5)
932            MAINTENANCE OF STRUCTURES AND EQUIPMENT
403            DEPRECIATION AND AMORTIZATION EXPENSE
408            TAXES OTHER THAN INCOME TAXES
409            INCOME TAXES
410            PROVISION FOR DEFERRED INCOME TAXES
411            PROVISION FOR DEFERRED INCOME TAXES -
               CREDIT
411.5          INVESTMENT TAX CREDIT
426.1          DONATIONS                                                                1,847            1,077
426.5          OTHER DEDUCTIONS                                                           229           (7,473)            (287)
427            INTEREST ON LONG-TERM DEBT                                                                1,447
430            INTEREST ON DEBT TO ASSOCIATE COMPANIES
431            OTHER INTEREST EXPENSE                                                                    3,079

INSTRUCTION:   Indicate each department or service function. (See
               Instruction 01-3 General Structure of Account System:
               Uniform System Account)

                                                                                   ------------------------------------------------
    TOTAL EXPENSES                                                                 $    2,705        $ 151,130         $  8,157
                                                                                   ================================================

-----------------------------------------------------------------------------------------------------------------------------------



                                                                                                                       26

                                            ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                                             ---------------------------

                                                For the Year Ended December 31, 2003
                                                                   -----------------
-------------------------------------------------------------------------------------------------------------------------

                                                  DEPARTMENTAL ANALYSIS OF SALARIES
                                                  ---------------------------------
                                                             ACCOUNT 920

-------------------------------------------------------------------------------------------------------------------------
                                                              DEPARTMENTAL SALARY EXPENSE
                                                ------------------------------------------------------
                                                                   INCLUDED IN AMOUNTS BILLED TO                NUMBER
                                                               ---------------------------------------        PERSONNEL
                                                TOTAL          PARENT           OTHER             NON           END OF
NAME OF DEPARTMENT                              AMOUNT         COMPANY        ASSOCIATES      ASSOCIATES        YEAR
-------------------------------------------------------------------------------------------------------------------------
CEO                                               $  1,575      $  127         $   1,448          -                  3
President & COO                                        233          17               216          -                  2
Energy Delivery & Customer                          36,063           -            36,063          -              1,114
  Service
Business Development                                 1,061         567               494          -                 20
Federal Governmental Affairs                           230         217                13          -                  5
State Government Affairs                               317         317                 -          -                  8
Technology Support Services                            392           -               392          -                 11
Information Technology                              37,512         588            36,924          -                709
Supply Chain                                        10,768           1            10,767          -                156
FirstEnergy Technologies                             1,222           3             1,219          -                 22
FirstEnergy Telecom                                  1,778           -             1,778          -                 24
Legal                                                2,310          96             2,214          -                 28
Admin Services/Corp/Real Estate                      3,059         500             2,559          -                145
Claims                                                 369           9               360          -                 13
Finance & Planning                                     181          13               168          -                 10
Controller                                           7,413         536             6,877          -                124
Treasury                                               517          36               481          -                 26
Corporate Risk                                         440          27               413          -                 17
Investor Relations                                     196         196                 -          -                  4
Internal Auditing                                      766          19               747          -                 26
Rates & Regulatory Affairs                           1,539           1             1,538          -                 46
Investment Management                                  191           -               191          -                  3
Performance Planning                                   186          14               172          -                  7
Administrative Services                                106           8                98          -                  1
Corp. Affairs and Community                            233           -               233          -                  8
  Involvement
Human Resources                                     24,824          21            24,803          -                123
Communications                                       1,370          23             1,347          -                 28
-------------------------------------------------------------------------------------------------------------------------
TOTAL                                             $134,851      $3,336          $131,515          -              2,683
                                                   =======       =====           =======                         =====

-------------------------------------------------------------------------------------------------------------------------



                                                                                                                      27
                                      ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                                       ---------------------------

                                          For the Year Ended December 31, 2003
                                                             -----------------

-------------------------------------------------------------------------------------------------------------------------

                                                OUTSIDE SERVICES EMPLOYED
                                                -------------------------

                                                       ACCOUNT 923

-------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a breakdown by subaccount of outside services employed. If the aggregate amounts paid to any one payee and included within one subaccount is less than $100,000, only the aggregate number and amount of all such payments included within the subaccount need be shown. Provide a subtotal for each type of service.
-------------------------------------------------------------------------------------------------------------------------
                                                                                          RELATIONSHIP
                                                                                         --------------
                                                                                         "A"= ASSOCIATE
  FROM WHOM PURCHASED                   TYPE OF SERVICE/LARGEST INVOICE                    "NA"= NON         AMOUNT
                                                                                           ASSOCIATE
-------------------------------------------------------------------------------------------------------------------------

Legal
-----

Akin Gump Strauss Hauer &               Legal services related to August 14                    N/A           $3,773
Feld LLP                                Blackout, shareholder class action
                                        lawsuit, Midwest ISO-FERC


Thelen Reid & Priest LLP                Legal services related to JCP&L's Base                 N/A            2,379
                                        Rate Case, disposition of ownership
                                        Interests in FUCO


Porter Wright Morris &                  Legal services related to the New                      N/A            2,055
Arthur LLP                              Source Review Litigation


Calfee, Halter & Griswold LLP           Legal services related to various                      N/A              975
                                        system wide issues


Hunton & Williams                       Legal services related to NSR                          N/A              890
                                        Litigation


Ryan Russell Ogden &                    Legal services related to general                      N/A              844
Seltzer LLP                             regulatory matters


Morgan Lewis & Bockius LLP              Legal services related to Andrew                       N/A              843
                                        Siemaszko v. FirstEnergy Nuclear
                                        Operating Company, nuclear insurance
                                        claims


Jones Day Reavis & Pogue                Legal services related system wide                     N/A              828
                                        regulatory advice, EI UK Holdings,
                                        Inc. Midlands sale


Roetzel & Andress                       Legal services related to various                      N/A              673
                                        litigation's


Lowenstein Sandler PC                   Legal services related to Muise &                      N/A              415
                                        Tzannetakis v. JCP&L litigation



                                                                                                                     27A
                                      ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                                       ---------------------------
                                          For the Year Ended December 31, 2003
                                                             -----------------

-------------------------------------------------------------------------------------------------------------------------

                                                OUTSIDE SERVICES EMPLOYED
                                                -------------------------

                                                       ACCOUNT 923

-------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS: Provide a breakdown by subaccount of outside services employed. If the aggregate amounts paid to any one payee and included within one subaccount is less than $100,000, only the aggregate number and amount of all such payments included within the subaccount need be shown. Provide a subtotal for each type of service.
-------------------------------------------------------------------------------------------------------------------------
                                                                                          RELATIONSHIP
                                                                                         --------------
                                                                                         "A"= ASSOCIATE
  FROM WHOM PURCHASED                   TYPE OF SERVICE/LARGEST INVOICE                     "NA"= NON        AMOUNT
                                                                                           ASSOCIATE
-------------------------------------------------------------------------------------------------------------------------

Legal (continued)
-----------------

Brouse McDowell                         Legal services related to FirstEnergy                  N/A            $  327
                                        Solutions/Enron/GPU Energy


Balch & Bingham LLP                     Legal services related to Standard                     N/A               319
                                        Market Design, FERC's Transmission
                                        Pricing Policy


Thompson Hine & Flory LLP               Legal services related to Federal                      N/A               317
                                        Appeals Protest, Sammis New Source
                                        Review


Keefer Wood Allen & Rahal LLP           Legal services related  to Cleveland                   N/A               276
                                        Electric Illuminating Company/Toledo
                                        Edison Company 1997 PURTA Tax
                                        Litigation


Squire Sanders & Dempsey LLP            Legal services related to Perry Plant                  N/A               212
                                        Tax 1994-1996, Lakeshore 1997-1999
                                        Real Prop.


Kirkpatrick & Lockhart LLP              Legal services related to Real Estate                  N/A               192
                                        Tax Assessment Appeals


Saul Ewing                              Legal services related to Rockchester                  N/A               129
                                        Gas & Electric


Genova Burns & Vernoia                  Legal services related General Labor &                 N/A               106
                                        Employment Law Counsel


Various Payees (Under $100,000)                                                                N/A            (2,028)

                                                                                                            --------
                                        Sub-total                                                          $  13,525
                                                                                                            --------



                                                                                                                     27B
                                      ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                                       ---------------------------
                                          For the Year Ended December 31, 2003
                                                             -----------------

-------------------------------------------------------------------------------------------------------------------------

                                                OUTSIDE SERVICES EMPLOYED
                                                -------------------------

                                                       ACCOUNT 923

-------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS: Provide a breakdown by subaccount of outside services employed. If the aggregate amounts paid to any one payee and included within one subaccount is less than $100,000, only the aggregate number and amount of all such payments included within the subaccount need be shown. Provide a subtotal for each type of service.
-------------------------------------------------------------------------------------------------------------------------
                                                                                          RELATIONSHIP
                                                                                         --------------
                                                                                         "A"= ASSOCIATE
  FROM WHOM PURCHASED                   TYPE OF SERVICE/LARGEST INVOICE                     "NA"= NON           AMOUNT
                                                                                            ASSOCIATE
-------------------------------------------------------------------------------------------------------------------------

Other Professional Services
---------------------------

OSI Outsourcing Services, Inc.          Services related to call center                           N/A           $ 5,712
                                        operations

GE Energy Services                      Installation of GenGauge, Optifire and                    N/A             3,605
                                        DataFuser at Sammis, Mansfield and
                                        Burger Plants.  Services related to
                                        Outage Management, August 14 Blackout


Deloitte Consulting                     Consulting services related to SAP                        N/A             3,028
                                        Implementation project, Overhead Cost
                                        Analysis Project


Adecco Employment Services              Temporary staffing services                               N/A             1,921


Alstom EAI Corporation                  Professional services related to                          N/A             1,803
                                        various IT projects


SAP Public Services, Inc.               Professional services related to                          N/A             1,735
                                        various IT projects


Hewitt Associates LLC                   Consulting services related to                            N/A             1,460
                                        Strategic Benefits Redesign, Talent
                                        Management Project, Employee engagement,
                                        and Value Proposition Project


McKinsey & Company                      Professional services related to the                      N/A             1,312
                                        Continuous Improvement effort, Capital
                                        and OTL Cost Reduction Study


Chris Talarico & Assoc.,Inc.            Temporary staffing services                               N/A             1,196


Greater Cleveland Growth Assoc.         Economic development program                              N/A             1,033


Computer Task Group, Inc.               Provide IT contractors                                    N/A             1,004



                                                                                                                    27C
                                      ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                                       ---------------------------
                                          For the Year Ended December 31, 2003
                                                             -----------------

-------------------------------------------------------------------------------------------------------------------------

                                                OUTSIDE SERVICES EMPLOYED
                                                -------------------------

                                                       ACCOUNT 923

-------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS: Provide a breakdown by subaccount of outside services employed. If the aggregate amounts paid to any one payee and included within one subaccount is less than $100,000, only the aggregate number and amount of all such payments included within the subaccount need be shown. Provide a subtotal for each type of service.

-------------------------------------------------------------------------------------------------------------------------
                                                                                          RELATIONSHIP
                                                                                         "A"= ASSOCIATE
  FROM WHOM PURCHASED                   TYPE OF SERVICE/LARGEST INVOICE                    "NA"= NON          AMOUNT
                                                                                            ASSOCIATE
-------------------------------------------------------------------------------------------------------------------------

Other Professional Services (continued)
---------------------------------------

Morgan Stanley & Company, Inc.          Consulting services related to Project                 N/A            $  975
                                        Gage


Honeywell DMC Services, Inc.            Provide customer support and energy                    N/A               915
                                        efficiency services


Bearingpoint                            Professional services related to IBPP                  N/A               909
                                        Project.


Pantellos Group Limited                 Provide supply chain services                          N/A               874


Career Connections                      IT contractors related to Customer                     N/A               784
                                        Care Services


Complete Personnel Logistics            Temporary staffing services                            N/A               599


AON Consulting                          Consulting services related to Health                  N/A               542
                                        & Welfare Benefit Program


McManus and Miles Incorporated          Advisory services related to                           N/A               534
                                        application of FIN 46


Halls Exclusive Courier Service         Courier services                                       N/A               509


Complete Payroll Mgmt, Inc.             Temporary staffing services                            N/A               467


John R Santee                           Telecommunication services in                          N/A               433
                                        connection with data network services
                                        and voice network services


Community Action Committee              Services related to Low Income Usage                   N/A               429
                                        Reduction Program



                                                                                                                   27D
                                      ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                                       ---------------------------

                                          For the Year Ended December 31, 2003
                                                             -----------------

-------------------------------------------------------------------------------------------------------------------------

                                                OUTSIDE SERVICES EMPLOYED
                                                --------------------------
                                                       ACCOUNT 923

-------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS: Provide a breakdown by subaccount of outside services employed. If the aggregate amounts paid to any one payee and included within one subaccount is less than $100,000, only the aggregate number and amount of all such payments included within the subaccount need be shown. Provide a subtotal for each type of service.

-------------------------------------------------------------------------------------------------------------------------
                                                                                           RELATIONSHIP
                                                                                          --------------
                                                                                          "A"= ASSOCIATE
  FROM WHOM PURCHASED                   TYPE OF SERVICE/LARGEST INVOICE                      "NA"= NON         AMOUNT
                                                                                             ASSOCIATE
-------------------------------------------------------------------------------------------------------------------------

Other Professional Services (continued)
---------------------------------------

EAM Associates, Inc.                    Provide home energy services                              N/A          $  408


Herman Miller Workplace                 Office furniture                                          N/A             397
Resource


Booth and Associates, Inc.              Audit related to NJBPU Docket No.                         N/A             350
                                        EX02120950


American Payment Systems, Inc.          Payment services for remittance center                    N/A             347


Market Reach Strategies LLC             Provide customized energy strategies                      N/A             340


Marston & Marston, Inc.                 Professional services related to                          N/A             338
                                        Carbon Preliminary Evaluation


Unisys Corporation                      IT services related to remittance                         N/A             316
                                        center


Thompson Electric, Inc.                 Provide electrical contracting                            N/A             311
                                        services


Sears Roebuck & Company                 Services related to Low Income Usage                      N/A             297
                                        Reduction Program


SBC Global Services, Inc.               Advanced business telephone services                      N/A             281

Maxcom, Inc.                            Provide telecommunication services                        N/A             272


Sapphire Technologies                   Provide IT contractors                                    N/A             266



                                                                                                                    27E
                                      ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                                       ---------------------------

                                          For the Year Ended December 31, 2003
                                                             -----------------

-------------------------------------------------------------------------------------------------------------------------

                                                OUTSIDE SERVICES EMPLOYED
                                                -------------------------

                                                       ACCOUNT 923

-------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS: Provide a breakdown by subaccount of outside services employed. If the aggregate amounts paid to any one payee and included within one subaccount is less than $100,000, only the aggregate number and amount of all such payments included within the subaccount need be shown. Provide a subtotal for each type of service.
-------------------------------------------------------------------------------------------------------------------------
                                                                                            RELATIONSHIP
                                                                                           "A"= ASSOCIATE
  FROM WHOM PURCHASED                    TYPE OF SERVICE/LARGEST INVOICE                      "NA"= NON        AMOUNT
                                                                                              ASSOCIATE
-------------------------------------------------------------------------------------------------------------------------

Other Professional Services (continued)
---------------------------------------

Arthur Andersen LLP                     Services related to OES Capital                         N/A            $  259
                                        Ohio dealer in intangibles refund
                                        claims


Twenty-First Century                    Provide high volume call answering                      N/A               235
                                        services


Allguard Security, Inc.                 Contract security guard services                        N/A               232


Roth Bros., Inc.                        HVAC service                                             A                232


ECAR, Inc.                              Related to East Central Area                            N/A               226
                                        Reliability Coordination Agreement


RHI Management Resources                Accounting and financial professionals                  N/A               221
                                        temporary staffing services


Dollar Energy Fund, Inc.                Energy consulting services                              N/A               212



MRS-Energy LLC                          Provide customized energy strategies                    N/A               212


Environmental Conditioning              HVAC services                                           N/A               200


FTI Consulting, Inc.                    Professional services related to the                    N/A               182
                                        USA et al v. Ohio Edison Company


Gabel Associates                        Related to BPU investigation                            N/A               180


Allianceone                             Accounts receivable management services                 N/A               170



                                                                                                                     27F
                                      ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                                       ---------------------------

                                          For the Year Ended December 31, 2003
                                                             -----------------

-------------------------------------------------------------------------------------------------------------------------

                                                OUTSIDE SERVICES EMPLOYED

                                                       ACCOUNT 923

-------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS: Provide a breakdown by subaccount of outside services employed. If the aggregate amounts paid to any one payee and included within one subaccount is less than $100,000, only the aggregate number and amount of all such payments included within the subaccount need be shown. Provide a subtotal for each type of service.

-------------------------------------------------------------------------------------------------------------------------
                                                                                          RELATIONSHIP
                                                                                          ------------
                                                                                         "A"= ASSOCIATE
  FROM WHOM PURCHASED                   TYPE OF SERVICE/LARGEST INVOICE                     "NA"= NON           AMOUNT
                                                                                            ASSOCIATE
-------------------------------------------------------------------------------------------------------------------------

Other Professional Services (continued)
---------------------------------------

Equifax Credit info Services,           Credit information services in                          N/A             $  166
Inc.                                    connection with positive ID and
                                        information exchange regarding Revenue
                                        Operations


Utility Collections LTD                 Collection services                                     N/A                165


Davinci Systems                         Provide IT consulting services                          N/A                161


Precision Environmental Co.             Provide engineering and environmental                   N/A                161
                                        services


South Central Community                 Services related to Low Income Usage                    N/A                143
Action                                  Reduction Program


Balch & Bingham LLP                     Professional services related to                        N/A                143
                                        Federal Governmental Affairs


Pricewaterhouse Coopers LLP             Pension plan audit and Sarbanes-Oxley                   N/A                143
                                        advisory services


Conger & Elsea, Inc.                    Professional services related to                        N/A                141
                                        August 14 Blackout



                                                                                                                     27G
                                      ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                               ---------------------------
                                          For the Year Ended December 31, 2003
                                                    -----------------

-------------------------------------------------------------------------------------------------------------------------

                                                OUTSIDE SERVICES EMPLOYED
                                                -------------------------
                                                       ACCOUNT 923

-------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS: Provide a breakdown by subaccount of outside services employed. If the aggregate amounts paid to any one payee and included within one subaccount is less than $100,000, only the aggregate number and amount of all such payments included within the subaccount need be shown. Provide a subtotal for each type of service.

-------------------------------------------------------------------------------------------------------------------------
                                                                                           RELATIONSHIP
                                                                                         "A"= ASSOCIATE
  FROM WHOM PURCHASED                   TYPE OF SERVICE/LARGEST INVOICE                     "NA"= NON           AMOUNT
                                                                                            ASSOCIATE
-------------------------------------------------------------------------------------------------------------------------

Other Professional Services (continued)
--------------------------------------

KEMA Consulting                         Professional services related to                        N/A              $ 139
                                        August 14 Blackout and T&D technical
                                        consulting


Holland & Knight LLP                    Professional services related to                        N/A                137
                                        Federal Governmental Affairs


Pure Energy                             Services related to Low Income Usage                    N/A                135
                                        Reduction Program


GE International                        Professional services related to                        N/A                134
                                        August 14 Blackout


Ohio Transformer                        Transformer oil                                         N/A                132
                                        processing/reconditioning


Hewlett Packard Co.                     IT hardware/software                                    N/A                130


Schaad Detective Agency, Inc.           Contract security guard services                        N/A                129


Syntegra                                Maintenance services related to EMS                     N/A                127
                                        System


Heavyweights Incorporated               Regulatory consulting services                          N/A                125




                                                                                                                     27H
                                      ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                                       ---------------------------

                                          For the Year Ended December 31, 2003
                                                       -----------------------

-------------------------------------------------------------------------------------------------------------------------

                                                OUTSIDE SERVICES EMPLOYED
                                                -------------------------

                                                       ACCOUNT 923

-------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS: Provide a breakdown by subaccount of outside services employed. If the aggregate amounts paid to any one payee and included within one subaccount is less than $100,000, only the aggregate number and amount of all such payments included within the subaccount need be shown. Provide a subtotal for each type of service.
-------------------------------------------------------------------------------------------------------------------------
                                                                                    RELATIONSHIP
                                                                                   --------------
                                                                                   "A"= ASSOCIATE
  FROM WHOM PURCHASED                   TYPE OF SERVICE/LARGEST INVOICE                "NA"= NON             AMOUNT
                                                                                      ASSOCIATE
-------------------------------------------------------------------------------------------------------------------------

Other Professional Services (continued)
---------------------------------------

Andalex, Inc.                           Telelanguage services                            N/A                 $  124


Linarellis Village Center               Services related to Low Income Usage             N/A                    119
                                        Reduction Program


Treasurer-State of New Jersey           Administration related to the NJ Clean           N/A                    119
                                        Energy Program


Magrann Associates                      Energy consulting, engineering and               N/A                    119
                                        other related services


Harrons Home Center                     Services related to Low Income Usage             N/A                    117
Reduction Program


Opex Corporation                        Provide mail automation services for             N/A                    117
                                        remittance processing


Comsys Information Technology           IT consulting services                           N/A                    117
Services

Towers Perrin                           Consulting services related to                   N/A                    114
                                        executive compensation


Tableland Services, Inc.                Services related to Low Income Usage             N/A                    114
                                        Reduction Program



                                                                                                                     27I
                                      ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                                       ---------------------------

                                          For the Year Ended December 31, 2003
                                                             -----------------
-------------------------------------------------------------------------------------------------------------------------

                                                OUTSIDE SERVICES EMPLOYED
                                                -------------------------
                                                       ACCOUNT 923

-------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS: Provide a breakdown by subaccount of outside services employed. If the aggregate amounts paid to any one payee and included within one subaccount is less than $100,000, only the aggregate number and amount of all such payments included within the subaccount need be shown. Provide a subtotal for each type of service.
-------------------------------------------------------------------------------------------------------------------------
                                                                                          RELATIONSHIP
                                                                                          -------------
                                                                                         "A"= ASSOCIATE
  FROM WHOM PURCHASED                          TYPE OF SERVICE/LARGEST INVOICE               "NA"= NON          AMOUNT
                                                                                            ASSOCIATE
-------------------------------------------------------------------------------------------------------------------------

Other Professional Services (continued)
---------------------------------------

Cashpoint                                      Payment services for remittance center           N/A            $  112


Granau Company, Inc.                           Provide facility services                        N/A               110


Ajilon Consulting LLC                          Provide IT contractors                           N/A               109


Jefferson Wells International,                 Consulting services related to Internal          N/A               108
Inc.                                           auditing function.


J W Didado Electric, Inc.                      HVAC services                                    N/A               108


Vocon Design, Inc.                             Facility planning services                       N/A               106

Seese Sveda Construction Co.                   General construction services                    N/A               105


Calfee Halter                                  Professional services related to                 N/A               105
                                               Federal Governmental Affairs


Capital Public Affairs, Inc.                   Monitors and implements legislative              N/A               105
                                               and regulatory initiatives



                                                                                           27J
                          ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                           ---------------------------
                              For the Year Ended December 31, 2003
                                                 -----------------

-----------------------------------------------------------------------------------------------

                                   OUTSIDE SERVICES EMPLOYED
                                   -------------------------

                                          ACCOUNT 923

-----------------------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a breakdown by subaccount of outside services employed. If the aggregate amounts paid to any one payee and included within one subaccount is less than
               $100,000, only the aggregate number and amount of all such payments included within the subaccount need be shown. Provide a subtotal for each type of service.
-----------------------------------------------------------------------------------------------
                                                                    RELATIONSHIP
                                                                    ------------
                                                                   "A"= ASSOCIATE
  FROM WHOM PURCHASED             TYPE OF SERVICE/LARGEST INVOICE     "NA"= NON        AMOUNT
                                                                     ASSOCIATE
-----------------------------------------------------------------------------------------------

Other Professional Services
 (continued)

Sungard CSS                        Remote processing services           N/A           $   101

Various Others (Under $100,000)                                                         7,003
                                                                                      -------

                                        Sub-total                                     $49,806
                                                                                       ------

                                        Grand Total                                   $63,331
                                                                                       ======

-----------------------------------------------------------------------------------------------


                                                                             28
                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------
                      For the Year Ended December 31, 2003
                                         -----------------

--------------------------------------------------------------------------------

                         EMPLOYEE PENSIONS AND BENEFITS
                         ------------------------------
                                   ACCOUNT 926
                                   -----------
--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a listing of each pension plan and benefit program provided by the service company. Such listing should be limited to $25,000.

--------------------------------------------------------------------------------
              DESCRIPTION                                              AMOUNT
--------------------------------------------------------------------------------

              ACCRUED VACATION                                       $  2,020

              EDUCATIONAL ASSISTANCE                                      289

              EMPLOYEE SAVINGS PLAN                                    (1,903)

              EMPLOYEE STOCK OPTION PLAN                                6,852

              EXECUTIVE INCENTIVE COMPENSATION PLAN                     2,039

              LIFE INSURANCE                                            2,838

              LONG-TERM DISABILITY                                      2,005

              MEDICAL & DENTAL INSURANCE                               50,454

              PENSIONS                                                 38,655

              RELOCATION                                               (1,843)

              SEVERANCE                                                 2,161

              OTHER BENEFITS                                            1,136

                                                                      -------
                                           TOTAL                     $104,703
                                                                      =======


--------------------------------------------------------------------------------

                                                                            29
                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------

                      For the Year Ended December 31, 2003
                                         -----------------
--------------------------------------------------------------------------------

                          GENERAL ADVERTISING EXPENSES
                          ----------------------------

                                  ACCOUNT 930.1
                                  -------------
--------------------------------------------------------------------------------


INSTRUCTIONS:  Provide a listing of the amount included in Account 930.1,
               "General Advertising Expenses", classifying the items according to the nature of the advertising and as defined in the account definition. If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.


--------------------------------------------------------------------------------

     DESCRIPTION                   NAME OF PAYEE                      AMOUNT
--------------------------------------------------------------------------------

ADVERTISING GENERAL -         AMERICAN PRINTING, INC.                 $ 194
  GOODWILL, IMAGE,            DIVERSIFIED MEDIA GROUP LLC               148
  INSTITUTIONAL, INFOR-       S GROUP, INC.                             140
  MATIONAL AND INSTRUC-       THE PANNIER CORPORATION                    89
  TIONAL, YELLOW PAGES,       PRODUCER'S ASSOCIATES, INC.                75
  PROMOTIONAL                 TMP WORLDWIDE                              73
                              CONSOLIDATED GRAPHICS GROUP, INC.          62
                              ARTISTS, INC.                              55
                              COOK GRAPHIC CONSULTING                    50
                              SMILEY HANCHULAK, INC.                     44
                              BELAIRE PRODUCTS, INC.                     41
                              PHILADELPHIA SIGN COMPANY                  28
                              DAVIS PRINTING COMPANY                     24
                              PRECISION PRINTING                         20
                              COCHRAN PUBLIC RELATIONS                   18
                              CAFE                                       16
                              PR NEWSWIRE                                16
                              BALLY'S PARK PLACE CASINO & RESORT         16
                              AUSTIN PRINTING COMPANY, INC.              15
                              NORTHEAST PROJECTIONS, INC.                13
                              ALLIANCE COUNTRY CLUB                      11
                              ROHRICH CORPORATION                        10
                              READING PHILLIES BASEBALL CLUB             10
                              MENDIO PUBLISHING SERVICE                  10
                              THE VETERAN JOURNAL INCORPORATED           10
                              STAR PRINTING COMPANY INC.                  9
                              ANDERSON GRAPHICS INC.                      8
                              SCHWELIK STUDIOS                            7
                              JOE WILLIAMS COMMUNICATIONS, INC.           6
                              OFFICE BUILDING MAGAZINE                    5
                              REPLAY NEWS                                 5
                              WJET-TV                                     5
                              MORRIS COUNTY CHAMBER OF COMMERCE           5
                              NATIONAL BLACK REVIEW INCORPORATED          5

                                                                            29A

                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------

                      For the Year Ended December 31, 2003
                                         -----------------

--------------------------------------------------------------------------------

                          GENERAL ADVERTISING EXPENSES
                          ----------------------------

                                  ACCOUNT 930.1
                                  -------------
--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a listing of the amount included in Account 930.1,
               "General Advertising Expenses", classifying the items according to the nature of the advertising and as defined in the account definition. If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.

--------------------------------------------------------------------------------

          DESCRIPTION                NAME OF PAYEE                      AMOUNT
--------------------------------------------------------------------------------


ADVERTISING GENERAL           CULVER COMPANY INCORPORATED                  5
  GOODWILL, IMAGE,            HERSHEY ENTERTAINMENT & RESORT CO.           4
  INSTITUTIONAL, INFOR-       HALCYON BUSINESS PUBLICATION, INC.           4
  MATIONAL AND INATRUC-       TRAYNORKIRK AND COMPANY                      4
  TIONAL, YELLOW PAGES,       TRADE COMMERCE                               3
  PROMOTIONAL (CONTINUED)     PARKER & PARTNERS MARKETING RES, LLC         3
                              LOWRY LITHOGRAPH COMPANY                     3
                              THE CENTER FOR GREAT EXPECTATIONS            3
                              NEW JERSEY COUNCIL ON THE ARTS               3
                              JERSEY BATTERED WOMEN'S SERVICE, INC.        3
                              ERIE PHILHARMONIC                            3
                              Various payees under $3,000                 40

DISPLAYS                      DOWNING ENTERPRISES, INC.                   45
                              INDUSTRIAL VIDEO                             3
                              NORTHEAST PROJECTIONS, INC.                  3
                              Various payees under $3,000                  9

PUBLIC RELATIONS-RADIO,       YORK NEWSPAPER COMPANY N.I.E.                4
  TV, VIDEO AND PRINT         YORK NEWSPAPER COMPANY                      25
                              WZOO-FM CLEAR CHANNEL                        3
                              WZAK-FM RADIO                               11
                              WYSE ADVERTISING INC.                        6
                              WYFM CUMULUS BROADCASTING                    7
                              WXKR CUMULUS BROADCASTING-TOLEDO             4
                              WWWM CUMULUS BROADCASTING-TOLEDO             7
                              WVNO                                         3
                              WVKS FM JACOR BROADCASTING TOLEDO            5
                              WTPA CUMULUS HARRISBURG                     19
                              WTOL TV                                     10
                              WSPD CLEAR CHANNEL TOLEDO                    4
                              WSOX-FM                                      7
                              WRVF FM                                     15
                              WRQN CUMULUS BROADCASTING-TOLEDO             6

                                                                            29B

--------------------------------------------------------------------------------
                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------
                      For the Year Ended December 31, 2003
                                         -----------------

--------------------------------------------------------------------------------

                          GENERAL ADVERTISING EXPENSES
                          ----------------------------

                                  ACCOUNT 930.1
                                  -------------
--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a listing of the amount included in Account 930.1,
               "General Advertising Expenses", classifying the items according to the nature of the advertising and as defined in the account definition. If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.

--------------------------------------------------------------------------------

       DESCRIPTION                   NAME OF PAYEE                     AMOUNT
--------------------------------------------------------------------------------

PUBLIC RELATIONS - RADIO,      WRFY-FM CLEAR CHANNEL                     22
  TV, VIDEO AND PRINT          WQXK CUMULUS BROADCASTING                  6
  (CONTINUED)                  WQXA-FM CITADEL COMMUNICATIONS             4
                               WQXA FM-HOT 105.7                          4
                               WQMX FM                                    8
                               WQAL-FM                                   13
                               WPRR RADIO                                 4
                               WOWQ-FM                                    3
                               WNWV RADIO                                14
                               WNNK-FM CUMULUS                           15
                               WNCX                                      13
                               WNCD                                       3
                               WMXY-FM                                    5
                               WMRN AM                                    4
                               WMJI-FM                                   16
                               WKYE FM                                    6
                               WKST                                       4
                               WKNR-AM RADIO                             10
                               WKKO CUMULUS BROADCASTING-TOLEDO          11
                               WIOV-REGENT COMMUNICATIONS                 6
                               WIOT FM                                    6
                               WILQ/BACKYARD BROADCASTING                 4
                               WGAR RADIO FM                              8
                               WEOL RADIO                                 5
                               WDOK                                      18
                               WCPZ FM - CLEAR CHANNEL                    4
                               WAPS 91.3FM                                5
                               WAKR - AM                                  3
                               VISIONARIES OF HUMANITY                    7
                               VENANGO NEWPAPERS                          9
                               TWO RIVER TIMES                            4
                               TRIBUNE CHRONICLE                          4
                               TOLEDO BLADE COMPANY                      12
                               TMP WORLDWIDE                              3

                                                                             29C

--------------------------------------------------------------------------------
                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------
                      For the Year Ended December 31, 2003
                                         -----------------

--------------------------------------------------------------------------------

                          GENERAL ADVERTISING EXPENSES

                                  ACCOUNT 930.1

--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a listing of the amount included in Account 930.1,
               "General Advertising Expenses", classifying the items according to the nature of the advertising and as defined in the account definition. If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.

--------------------------------------------------------------------------------

     DESCRIPTION                      NAME OF PAYEE                      AMOUNT
--------------------------------------------------------------------------------

PUBLIC RELATIONS - RADIO    TIMES AND NEWS PUBLISHING CO.                   3
TV, VIDEO AND PRINT         THE VINDICATOR                                  6
  (CONTINUED)               THE TRIBUNE-DEMOCRAT                            9
                            THE TIMES                                      21
                            THE STAR-LEDGER                                45
                            THE RECORDER PUBLISHING COMPANY, INC.           7
                            THE PATRIOT-NEWS                               22
                            THE NETWORK OF CITY BUSINESS JOURNALS           6
                            THE MORNING JOURNAL *LORAIN                     4
                            THE MERCURY                                     8
                            THE INDEPENDENT                                 3
                            THE EXPRESS-TIMES                               3
                            THE CAUCUS EDUCATIONAL CORP.                    5
                            TELEX COMMUNICATIONS, INC.                      3
                            SUSQUEHANNA RADIO CORP.                        16
                            SPRINGFIRLD NEWSPAPERS, INC.                    5
                            SMART BUSINESS NETWORK                          5
                            SHARON HERALD CO.                               7
                            SALEM COMMUNICATIONS                            7
                            REGENT BROADCASTING OF ERIE                     9
                            RECORDER PUBLISHING CO, INC.                   14
                            READING EAGLE COMPANY                          17
                            PUBLIC OPINION                                  8
                            PROFESSIONAL RETAIL STORE MAINTENANCE           3
                            PRODUCERS ASSOCIATES                           50
                            PRIMEDIA BUSINESS MAGAZINES & MEDIA             7
                            POSTIQUE/GRIOT                                  5
                            POCONO RECORD DIV OF OTTAWAY                    8
                            PLAIN DEALER                                   40
                            PITTSBURGH POST GAZETTE                        11
                            PIKE COUNTY DISPATCH, INC.                      3
                            PETER LI EDUCATION GROUP                       15
                            NORTH JERSEY MEDIA GROUP                       21

                                                                           29D
--------------------------------------------------------------------------------
                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------
                      For the Year Ended December 31, 2003
                                         -----------------
--------------------------------------------------------------------------------

                          GENERAL ADVERTISING EXPENSES
                          ----------------------------

                                  ACCOUNT 930.1
                                  -------------
--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a listing of the amount included in Account 930.1,
               "General Advertising Expenses", classifying the items according to the nature of the advertising and as defined in the account definition. If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.

--------------------------------------------------------------------------------

       DESCRIPTION                     NAME OF PAYEE                      AMOUNT
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
PUBLIC RELATIONS - RADIO,       NJN PUBLISHING                               8
  TV, VIDEO AND PRINT           NJN     FOUNDATION                          30
  (CONTINUED)                   NEXTMEDIA GROUP, INC.                       11
                                NEWSWATCH CLEVELAND, INC.                   28
                                NEWSPAPER NETWORK OF CENTRAL OHIO            6
                                NEWS-HERALD                                  6
                                NEW JERSEY HERALD                            9
                                NEW JERSEY BUSINESS & INDUSTRY ASSOC.        6
                                MORNING CALL                                47
                                MIX 94.1 WHBC-FM                             4
                                MEDIA-COMM, INC.                             5
                                LIVE PUBLISHING CO                          10
                                LEBHAR-FRIEDMAN, INC.                       17
                                LEBANON DAILY NEWS                           4
                                KALEIDOSCOPE MAGAZINE                        3
                                JOURNAL PULICATIONS, INC.                    5
                                JEFFERY P RENBARGER                          5
                                JACOR/WTAM                                   7
                                IORIO BROADCASTING, INC.                     3
                                INTELLIGENCER                               17
                                HANOVER PULISHING COMPANY                    9
                                H2N DESIGN                                   9
                                GROUP C COMMUNICATIONS, INC.                 7
                                GREATER MEDIA NEWSPAPER                      8
                                GANNETT NJ NEWSPAPER                        40
                                FOREVER OF PA, INC.                         25
                                ERIE TIMES NEWS                             16
                                ERIE MUNICIPAL AIRPORT AUTHORITY             4
                                EASTON PUBLISHING COMPANY                   29
                                EASTERN PENNSYLVANIA BUSINESS JOURNAL        4
                                DE WIT MEDIA GROUP, INC.                     5
                                DAVIS PRINTING CO.                          12
                                DAME BROADCASTING                            4
                                DAILY RECORD, INC.                           6

                                                                             29E
                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------
                      For the Year Ended December 31, 2003
                                         -----------------

--------------------------------------------------------------------------------

                          GENERAL ADVERTISING EXPENSES
                          ----------------------------
                                  ACCOUNT 930.1
                                  -------------
--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a listing of the amount included in Account 930.1,
               "General Advertising Expenses", classifying the items according to the nature of the advertising and as defined in the account definition. If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.

--------------------------------------------------------------------------------

              DESCRIPTION             NAME OF PAYEE                      AMOUNT
--------------------------------------------------------------------------------


PUBLIC RELATIONS - RADIO,     DAILY NEWS                                    8
  TV, VIDEO AND PRINT         DAILY LOCAL NEWS                             14
  (CONTINUED)                 CUSTOM PUBLISHING GROUP, INC.                 5
                              CREATIVE TECHNOLOGY                           4
                              CRAIN COMMUNICATIONS, INC.                   29
                              COURIER NEWS                                 18
                              CNHI                                         11
                              CLEAR CHANNEL COMMUNICATIONS                 34
                              CLEAR CHANNEL BROADCASTING                   23
                              CLEAR CHANNEL - WTAM                          5
                              CHRONICLE-TELEGRAM NIE                        3
                              BUSINESS NEWS PUBLISHING COMPANY II LLC       6
                              BURLINGTON COUNTY TIMES                      15
                              BGA PROFESSIONAL SERVICES                    16
                              BERGDORF COMPANY, INC.                       28
                              BEAVER COUNTY TIMES                           3
                              BAKER PUBLISHING, INC.                        4
                              ALTOONA MIRROR                                7
                              AKRON BUSINESS MAGAZINE                       4
                              AKRON BEACON JOURNAL                         16
                              1480 WHBC                                     4
                              #1 MEDIA                                     10
                              AMERICAN PRINTING, INC.                     156
                              VARIOUS PAYEES UNDER $3,000                 332

SPONSORSHIPS                  CLEVELAND BROWNS                          1,572
                              CLEVELAND INDIANS BASEBALL                1,247
                              CLEVELAND CAVALIERS                         997
                              AMERICAN BASEBALL COMPANY, LLC.             800
                              READING PHILLIES BASEBALL CLUB              260
                              PLAYHOUSE SQUARE FOUNDATION                 132
                              BERKS ARTS COUNCIL                          129
                              TEAM NEO                                    100

                                                                             29F

                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------

                      For the Year Ended December 31, 2003
                                         -----------------

--------------------------------------------------------------------------------

                          GENERAL ADVERTISING EXPENSES
                          ----------------------------

                                  ACCOUNT 930.1
                                  -------------
--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a listing of the amount included in Account 930.1,
               "General Advertising Expenses", classifying the items according to the nature of the advertising and as defined in the account definition. If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.


--------------------------------------------------------------------------------

     DESCRIPTION                        NAME OF PAYEE                AMOUNT
--------------------------------------------------------------------------------


SPONSORSHIPS                   MCS MARKETING, INC.                     83
  (CONTINUED)                  ROAD RUNNER AKRON MARATHON              80
                               AKRON CIVIC THEATRE                     75
                               KENT STATE UNIVERSITY*ATHLETIC          28
                               FAYE DAMBROT FUND                       20
                               AKRON AEROS                             18
                               CLEVELAND STATE UNIVERSITY              14
                               KENT STATE UNIVERSITY                   10
                               DAN HIPSHER                             10
                               NEW JERSEY CARDINALS                     8
                               THE UNIVERSITY OF TOLEDO                 7
                               YOUNGSTOWN STATE UNIVERSITY              7
                               RESTAURANT ASSOCIATES                    6
                               CURVE BASEBALL                           5
                               TOLEDO STORM HOCKEY                      4
                               ANC SPORTS ENTERPRISES                   3
                               Various payees under $3,000             22

FEES AND EXPENSES OF           WASHINGTON SQUARE FILMS                279
ADVERTISING AND RELATED        IMR STRATEGIC MARKETING SERVICES       206
 ACTIVITIES                    TRIAD RESEARCH GROUP                   123
                               BOB GOLD ADVERTISING                    96
                               WYSE ADVERTISING, INC.                  68
                               ARTISTS, INC.                           56
                               I M R, INC.                             52
                               THE BOTTOMLINE INCORPORATED             55
                               SAWYER MILLER ADVERTISING               20
                               NJN FOUNDATION                          20
                               STAR PRINTING CO., INC.                 16
                               RICK ZAIDAN PHOTOGRAPHY                 14
                               CREATIVE TECHNOLOGY                     10
                               ROHRICH CORP.                           10
                               EARWORKDS DIGITAL AUDIO, INC.            8
                               BACHLEDA ADVERTISING                     3

                                                                            29G
                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------

                      For the Year Ended December 31, 2003
                                         -----------------

--------------------------------------------------------------------------------

                          GENERAL ADVERTISING EXPENSES
                          ----------------------------

                                  ACCOUNT 930.1

--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a listing of the amount included in Account 930.1,
               "General Advertising Expenses", classifying the items according to the nature of the advertising and as defined in the account definition. If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.


--------------------------------------------------------------------------------

       DESCRIPTION                   NAME OF PAYEE                   AMOUNT
--------------------------------------------------------------------------------


FEES AND EXPENSES OF             S GROUP, INC.                            3
ADVERTISING AND RELATED          Various payees under $3,000             28
ACTIVITIES (CONTINUED)

                                                                     ------


                                         TOTAL                      $10,049
                                                                     ======

--------------------------------------------------------------------------------

                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------
                      For the Year Ended December 31, 2003
                                         -----------------

--------------------------------------------------------------------------------

                         MISCELLANEOUS GENERAL EXPENSES
                         ------------------------------

                                  ACCOUNT 930.2
                                  -------------
--------------------------------------------------------------------------------


INSTRUCTIONS:  Provide a listing of the amount included in Account 930.2,
               "Miscellaneous General Expenses", classifying such expenses according to their nature. Payments and expenses permitted by
               Section 321 (b) (2) of the Federal Election Campaign Act, as amended by Public Law 94-283 in 1976 (2 U.S.C.S. 441 (b) (2) shall be separately classified.


--------------------------------------------------------------------------------

              DESCRIPTION                                           AMOUNT
--------------------------------------------------------------------------------


              DUES AND MEMBERSHIPS                                 $6,983
              DIRECTORS' FEES & EXPENSES                            1,607
              CUSTOMER NOTICES/COMMUNICATIONS                       1,178
              MAINTENANCE - LEASED STRUCTURES                         644
              TRUSTEE & TRANSFER AGENT FEES & EXPENSES                598
              EMPLOYEE PROGRAMS/COMMUNICATIONS                        572
              MAINTENANCE - OWNED STRUCTURES                          571
              LICENSES, PERMITS & REGISTRATION                        264
              MAINTENANCE OF COMMUNICATION EQUIPMENT                  246
              ANNUAL REPORT                                           239
              RESEARCH & EXPERIMENTAL WORK                             88
              LEGAL SETTLEMENT                                         79
              CORPORATE IDENTIFICATION                                 55
              LOCAL AREA DEVELOPMENT                                   41
              MAINTENANCE OF OFFICE FURNITURE & EQUIPMENT              10
              MAINTENANCE OF GENERAL EQUIPMENT                          5


                                                                   ------
               TOTAL                                              $13,180
                                                                   ======


--------------------------------------------------------------------------------

                                                                             31
                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------
                      For the Year Ended December 31, 2003
                                         -----------------

--------------------------------------------------------------------------------

                                      RENTS
                                      -----

                                   ACCOUNT 931
                                   -----------

--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a listing of the amount included in Account 931, "Rents", classifying such expenses by major groupings of property, as defined in the account definition of the Uniform System of Accounts.

--------------------------------------------------------------------------------

              TYPE OF PROPERTY AMOUNT

--------------------------------------------------------------------------------

              BUILDINGS                                                  $8,469

              PENNSYLVANIA WAREHOUSE                                        565

              SERVICE BUILDINGS                                              30

                                                                          -----
                                       TOTAL                             $9,064
                                                                          =====

--------------------------------------------------------------------------------

                                                                             32
                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------

                      For the Year Ended December 31, 2003
                                         -----------------

--------------------------------------------------------------------------------

                          TAXES OTHER THAN INCOME TAXES
                          -----------------------------
                                   ACCOUNT 408
                                   -----------

--------------------------------------------------------------------------------

INSTRUCTION:   Provide an analysis of Account 408, "Taxes Other Than Income
               Taxes". Separate the analysis into two groups: (1) other than U.S. Government taxes, and (2) U.S. Government taxes. Specify each of the various kinds of taxes and show the amounts thereof
               Provide a subtotal for each class of tax.

--------------------------------------------------------------------------------

                  T Y P E  O F  T A X                             AMOUNT

--------------------------------------------------------------------------------

        (1) OTHER THAN U.S. GOVERNMENT TAXES
            --------------------------------
            LOCAL REAL & PERSONAL PROPERTY                       $ 1,199

            UNEMPLOYMENT INSURANCE
                                     - NEW JERSEY                     85
                                     - NEW YORK                       (1)
                                     - PENNSYLVANIA                   (8)
                                     - OHIO                           41

            SALES & USE
                                     - NEW JERSEY                      5
                                     - PENNSYLVANIA                   12
                                     - OHIO                            -

            FRANCHISE TAXES                                           (1)

            PENNSYLVANIA CAPITAL STOCK                                 1
                                                                  ------

                                               SUB TOTAL           1,333
                                                                   -----


        (2) TAXES - U.S. GOVERNMENT
            -----------------------

            FICA                                                  13,243

            FEDERAL UNEMPLOYMENT INSURANCE                            84
                                                                  ------

                                               SUB TOTAL          13,327
                                                                  ------


                                                                  ------
                                               TOTAL             $14,660
                                                                  ======

--------------------------------------------------------------------------------

                                                                           33
                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------
                      For the Year Ended December 31, 2003
                                         -----------------

--------------------------------------------------------------------------------

                                    DONATIONS
                                    ---------

                                  ACCOUNT 426.1
                                  -------------
--------------------------------------------------------------------------------

INSTRUCTION:   Provide a listing of the amount included in Account 426.1,
               "Donations", classifying such expenses by its purpose. The aggregate number and amount of all items of less than $3,000 may be shown in lieu of details.

--------------------------------------------------------------------------------
NAME OF RECIPIENT                           PURPOSE OF DONATION          AMOUNT
--------------------------------------------------------------------------------

CLEVELAND HOUSING NETWORK, INC.             COMMUNITY SERVICES           $ 566
GROUND LEVEL SOLUTIONS, INC.                COMMUNITY SERVICES             360
OHIO EDISON PROJECT REACH                   COMMUNITY SERVICES             226
ASHTABULA CNTY COMM. ACTION AGENCY          COMMUNITY SERVICES             215
EAST AKRON NEIGHBORHOOD DEV. CORP.          COMMUNITY SERVICES             192
YOUNGSTOWN AREA COMMUNITY                   COMMUNITY SERVICES             140
NEIGHBORHOOD HOUSING SERVICES               COMMUNITY SERVICES              93
WSOS COMMUNITY ACTION COMMISSION            COMMUNITY SERVICES              80
PP PROJECT REACH                            COMMUNITY SERVICES              80
NEIGHBORHOOD HOUSING SVCS*TOLEDO,OH         COMMUNITY SERVICES              69
YOUNGSTOWN AREA COMMUNITY                   COMMUNITY SERVICES              60
CE CO-OP                                    COMMUNITY SERVICES              56
THE SALVATION ARMY*NEW CASTLE               COMMUNITY SERVICES              50
SALVATION ARMY*CLEVELAND,OH                 COMMUNITY SERVICES              44
TRUMBULL COMMUNITY ACTION PROGRAM           COMMUNITY SERVICES              35
COMMUNITY ACTION COUNCIL-PORTAGE CO         COMMUNITY SERVICES              34
SUMMIT COUNTY DEPARTMENT OF                 COMMUNITY SERVICES              33
MRM TOAP, INC.                              COMMUNITY SERVICES              32
CLINTON COUNTY COMMUNITY ACTION             COMMUNITY SERVICES              31
LORAIN COUNTY COMM. ACTION AGENCY           COMMUNITY SERVICES              29
REPROS COLOR                                COMMUNITY SERVICES              27
EFFECTIVE DIGITAL PRESENTATIONS             COMMUNITY SERVICES              26
OHIO HEARTLAND COMM ACT.COMMISSION          COMMUNITY SERVICES              25
THE SALVATION ARMY *PA                      COMMUNITY SERVICES              17
KALEIDOSCOPE MAGAZINE                       COMMUNITY SERVICES              15
MANSFIELD RICHLAND MORROW TOTAL             COMMUNITY SERVICES              14
TE NEIGHBORS HELPING NEIGHBORS              COMMUNITY SERVICES              13
EXECUTIVE LEADERSHIP COUNCIL                COMMUNITY SERVICES              10
MORRISTOWN NEIGHBORHOOD HOUSE               COMMUNITY SERVICES              10
NORTHWESTERN OHIO COMMUNITY ACTION          COMMUNITY SERVICES              10
REBUILDING TOGETHER WITH CHRISTMAS          COMMUNITY SERVICES              10
BOY SCOUTS OF AMERICA                       COMMUNITY SERVICES               9
COLUMBIANA COUNTY COMM ACT. AGENCY          COMMUNITY SERVICES               8
THE PRESIDENT'S COUNCIL, LLC                COMMUNITY SERVICES               8
SALVATION ARMY*TOLEDO, OH                   COMMUNITY SERVICES               7
CULVER COMPANY INCORPORATED                 COMMUNITY SERVICES               7
AKRON TOMORROW                              COMMUNITY SERVICES               6
NAACP                                       COMMUNITY SERVICES               6
NEW JERSEY CONFERENCE OF MAYORS             COMMUNITY SERVICES               6
PLAYHOUSE SQUARE FOUNDATION                 COMMUNITY SERVICES               6
THE WRITING TOOLBOX                         COMMUNITY SERVICES               6
AKRON GENERAL WOMEN'S BOARD                 COMMUNITY SERVICES               5
BIOTECHNOLOGY COUNCIL OF NJ, INC.           COMMUNITY SERVICES               5
GREATER CINCINNATI CHAMBER OF               COMMUNITY SERVICES               5

                                                                            33A

                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------

                      For the Year Ended December 31, 2003
                                         -----------------

--------------------------------------------------------------------------------

                                    DONATIONS
                                    ---------

                                  ACCOUNT 426.1
                                  -------------
--------------------------------------------------------------------------------

INSTRUCTION:   Provide a listing of the amount included in Account 426.1,
               "Donations", classifying such expenses by its purpose. The aggregate number and amount of all items of less than $3,000 may be shown in lieu of details.

--------------------------------------------------------------------------------
NAME OF RECIPIENT                          PURPOSE OF DONATION           AMOUNT
--------------------------------------------------------------------------------

JR ACHIEVEMENT OR BERKS COUNTY INC         COMMUNITY SERVICES               5
NATIONAL FIRST LADIES' LIBRARY             COMMUNITY SERVICES               5
READING BERKS EMERGENCY SHELTER            COMMUNITY SERVICES               5
ROCK AND ROLL HALL OF FAME AND             COMMUNITY SERVICES               5
URBAN LEAGUE OF GREATER CLEVELAND          COMMUNITY SERVICES               5
DAVIS PRINTING COMPANY                     COMMUNITY SERVICES               5
AMERICAN PRINTING INCORPORATED             COMMUNITY SERVICES               4
BPACF BLACK PROFESSIONAL ASSOC.            COMMUNITY SERVICES               4
STAN HYWET HALL AND GARDENS                COMMUNITY SERVICES               4
DIAMOND LITES LTD    COMMUNITY SERVICES                                     4
MOORE SYNDICATION, INCORPORATED            COMMUNITY SERVICES               3
AKRON SYMPHONY ORCHESTRA                   COMMUNITY SERVICES               3
CARON FOUNDATION     COMMUNITY SERVICES                                     3
HUNTERDON ECONOMIC PARTNERSHIP             COMMUNITY SERVICES               3
NATIONAL MULTIPLE SCLEROSIS SOC.           COMMUNITY SERVICES               3
SALVATION ARMY                             COMMUNITY SERVICES               3
TOLEDO ZOO                                 COMMUNITY SERVICES               3
TWENTY UNDER FORTY   COMMUNITY SERVICES                                     3
UNITED BLACK FUND OF GRTR CLEVE            COMMUNITY SERVICES               3
NORTHERN OH ITALIAN AMER FOUNDATION        COMMUNITY SERVICES               3
Various Organizations Under $3,000         COMMUNITY SERVICES              94

UNIVERSITY OF AKRON  EDUCATION                                             50
KUTZTOWN UNIVERSITY FOUNDATION             EDUCATION                        4
CUYAHOGA COMMUNITY COLLEGE                 EDUCATION                        4
KENT STATE UNIVERSITY                      EDUCATION                        3
Various Organizations Under $3,000         EDUCATION                       15

Various Organizations Under $3,000         HEALTH SERVICES/HOSPITALS        2

                                                                        -----
                                              TOTAL                    $2,932
                                                                        =====

--------------------------------------------------------------------------------

                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------
                      For the Year Ended December 31, 2003
                                         -----------------

--------------------------------------------------------------------------------

                                OTHER DEDUCTIONS
                                ----------------

                                  ACCOUNT 426.5
                                  -------------
--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a listing of the amount included in Account 426.5, "Other
               Deductions", classifying such expenses according to their nature.

--------------------------------------------------------------------------------

            D E S C R I P T I O N              NAME OF PAYEE            AMOUNT

--------------------------------------------------------------------------------

INSURANCE COMPANY-OWNED LIFE            EMPLOYEE-RELATED EXPENSES      $(8,092)

LOBBYING EXPENSES                       PRIMARY EMPLOYEE WAGES           1,241
                                        AND EXPENSES

EMPLOYEE DUES & ASSESSMENTS             EMPLOYEE-RELATED EXPENSES           97

MISCELLANEOUS                           VARIOUS                             56


                                                                        ------
                                          TOTAL                        $(6,698)
                                                                        ======

--------------------------------------------------------------------------------

                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------

                      For the Year Ended December 31, 2003
                                         -----------------

--------------------------------------------------------------------------------

                                 SCHEDULE XVIII
                                 --------------

                          NOTES TO STATEMENT OF INCOME
                          ----------------------------

--------------------------------------------------------------------------------

INSTRUCTIONS:  The space below is provided for important notes regarding the statement of income or any account thereof. Furnish particulars as to any significant increase in services rendered or expenses incurred during the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.

--------------------------------------------------------------------------------

         See notes to Financial Statements on page 19.



--------------------------------------------------------------------------------

                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------
                      For the Year Ended December 31, 2003
                                         -----------------

                               ORGANIZATION CHART
                               ------------------

            |----------------------------------------------------------|
            |  BOARD OF DIRECTORS                                      |
            |----------------------------------------------------------|
            |  CEO, FirstEnergy Service Company                        |
             ----------------------------------------------------------|
               |  President & COO, FirstEnergy Service Company         |
               |-------------------------------------------------------|
               |     | Senior Vice President, Energy Delivery &        |
               |     |   Customer Service                              |
               |     |-------------------------------------------------|
               |     | Vice President, Business Development            |
               |     |-------------------------------------------------|
               |     | Vice President, Federal Governmental Affairs    |
               |     |-------------------------------------------------|
               |     | Vice President, State Governmental Affairs      |
               |     |-------------------------------------------------|
               |     | Senior Vice President, Technology & Support     |
               |     |   Services                                      |
               |     |-------------------------------------------------|
               |        | Vice President and Chief Information Officer |
               |        |----------------------------------------------|
               |        | Vice President & Chief Procurement Officer   |
               |        |----------------------------------------------|
               |        | Director, FirstEnergy Technologies           |
               |        |----------------------------------------------|
               |        | Director FirstEnergy Telecom                 |
               |-------------------------------------------------------|
               |  Senior Vice President & General Counsel              |
               |-------------------------------------------------------|
               |     | Vice President, Admin Svcs/Corp/Real Estate     |
               |     |-------------------------------------------------|
               |     | Director, Claims                                |
               |-------------------------------------------------------|
               |  Senior Vice President & Chief Financial Officer      |
               |-------------------------------------------------------|
               |     | Vice President & Controller                     |
               |     |-------------------------------------------------|
               |     | Treasurer                                       |
               |     |-------------------------------------------------|
               |     | Vice President, Corp. Risk & Chief Risk Officer |
               |     |-------------------------------------------------|
               |     | Vice President, Investor Relations              |
               |     |-------------------------------------------------|
               |     | Director, Internal Auditing                     |
               |     |-------------------------------------------------|
               |     | Director, Rates & Regulatory Affairs            |
               |     |-------------------------------------------------|
               |     | Director, Investment Management                 |
               |     |-------------------------------------------------|
               |     | Director, Performance Planning                  |
               |-------------------------------------------------------|
               |  Senior Vice President, Administrative Services       |
               |-------------------------------------------------------|
               |     | Vice President, Corporate Affairs & Community   |
               |     |   Involvement                                   |
               |     |-------------------------------------------------|
               |     | Vice President, Human Resources                 |
               |     |-------------------------------------------------|
               |     | Vice President, Communications                  |
               |-------------------------------------------------------|

--------------------------------------------------------------------------------

                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------

                      For the Year Ended December 31, 2003
                                         -----------------


                              METHODS OF ALLOCATION
                              ---------------------
--------------------------------------------------------------------------------

     1.   Multiple Factor - All
          ---------------------
          A.   FirstEnergy will bear 5% of these Indirect Allocations.
          B. A subsequent allocation step will then occur. Among the Utility Subsidiaries, allocations will be based upon the "Multiple Factor
               - Utility" method. Among the Non-Utility Subsidiaries, allocations will be based upon the "Multiple Factor - Non-Utility" method.

     2.   Multiple Factor - Utility
          -------------------------
          Based on the sum of the weighted averages of the following factors:

          A.   Gross transmission and/or distribution plant
          B. Operating and maintenance expense excluding purchase power and fuel costs C. Transmission and/or distribution revenues, excluding transactions with affiliates

     3.   Multiple Factor - Non-Utility
          -----------------------------

          Based upon the total assets of each Non-Utility Subsidiary, including the generating assets under operating leases from the Utility Subsidiaries.

     4.   Multiple Factor - Utility and Non-Utility
          -----------------------------------------

          A. First assigned a distribution ratio that is in proportion to the Indirect Costs based on FirstEnergy's equity investment in the respective groups.
          B. Among the Utility Subsidiaries, allocations will be based upon the "Multiple Factor - Utility" method. Among the Non-Utility Subsidiaries, allocations will be based upon the "Multiple Factor
               - Non-Utility" method.

     5.   Direct Charge Ratio
          -------------------

          The ratio of direct charges for a particular product or service to an individual Subsidiary as a percentage of the total direct charges for a particular product or service to all Subsidiaries benefiting from such services. Indirect Costs are then allocated to each Subsidiary based on the calculated ratios.

     6.   Number of Customers Ratio
          -------------------------

          Based on the number of Utility customers for the respective Utility Subsidiary receiving the product or service divided by the total number of Utility customers.

7.       Number of Shopping Customers Ratio
         ----------------------------------

          Based on the number of shopping customers for the respective Utility Subsidiary receiving the product or service divided by the total number of shopping customers.

                                                                             37A
                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------

                      For the Year Ended December 31, 2003
                                         -----------------


                              METHODS OF ALLOCATION
                              ---------------------

--------------------------------------------------------------------------------

8.   Number of Participating Employees - General
     --------------------------------------------

     Based on the number of participating employees for the respective Subsidiary receiving the product or service divided by the total number of participating employees.

9.   Number of Participating Employees - Utility and Non-Utility
     ------------------------------------------------------------

     A. First assigned a distribution ratio that is in proportion to the Indirect Costs based on FirstEnergy's equity investment in the respective groups.
     B. Costs are further allocated by using the number of participating employees for the respective Subsidiary divided by the total number of participating FirstEnergy employees.

10.  Gigabytes Used Ratio
     --------------------
     Based on the number of gigabytes utilized by a Subsidiary receiving the product or service divided by the total number of gigabytes used by the FirstEnergy system companies applicable to that respective product or service.

11.  Number of Computer Workstations Ratio
     -------------------------------------
     Based on the number of computer workstations utilized by a Subsidiary receiving the product or service divided by the total number of computer workstations in use by the FirstEnergy system companies applicable to that respective product or service.

12.  Number of Billing Inserts Ratio
     -------------------------------

     Based on the number of billing inserts performed for a Subsidiary receiving the product or service divided by the total number of billing inserts performed for the FirstEnergy system companies applicable to that respective product or service.

13.  Number of Invoices Ratio
     ------------------------

     Based on the number of invoices processed for a Subsidiary receiving the product or service divided by the total number of invoices processed for the FirstEnergy system companies applicable to that respective product or service.

14.  Number of Payments Ratio
     ------------------------

     Based on the number of monthly payments processed for a Subsidiary divided by the total monthly number of payments processed for the FirstEnergy system companies applicable to that respective product or service.

                                                                             37B

                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------

                      For the Year Ended December 31, 2003
                                         -----------------


                              METHODS OF ALLOCATION
                              ---------------------
--------------------------------------------------------------------------------


15.  Daily Print Volume
     ------------------

     Based on the average daily print volume performed for a Subsidiary receiving the service divided by the total average daily print volume performed for the entire FirstEnergy system.

16.  Number of Intel Servers
     -----------------------

     Bases on the number of Intel servers utilized by a Subsidiary receiving the product or service divided by the total number of Intel servers utilized by the FirstEnergy system.

17.  Application Development Ratio
     -----------------------------

     Based on the number of application development hours budgeted for a Subsidiary receiving the service divided by the total number of budgeted application development hours for the year.

18.  Server Support Composite
     ------------------------

     Based on the average ratio of unix gigabytes, SAP gigabytes and Intel number of servers for a Subsidiary receiving the service.


--------------------------------------------------------------------------------

                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------

                      For the Year Ended December 31, 2003
                                         -----------------

           ANNUAL STATEMENT OF COMPENSATION FOR USE OF CAPITAL BILLED
           -----------------------------------------------------------

--------------------------------------------------------------------------------


                                      NONE


--------------------------------------------------------------------------------

                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                   ---------------------------

                      For the Year Ended December 31, 2003
                                         -----------------



                                SIGNATURE CLAUSE

               Pursuant to the requirements of the Public Utility Holding Company Act of 1935 and the rules and regulations of the Securities and Exchange Commission issued thereunder, the undersigned Company has duly caused this report to be signed on its behalf by the undersigned officer thereunto duly authorized.

                                    FIRSTENERGY SERVICE COMPANY
                                    -----------------------------------------
                                    (Name of Reporting Company)

                                    By: /s/ H. L. Wagner
                                    -----------------------------------------
                                         (Signature of Signing Officer)

                                    H. L. Wagner, Vice President & Controller
                                    -----------------------------------------
                                   (Printed Name and Title of Signing Officer)


            Date:  May 3, 2004
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